Exhibit 10.1
[Portions of the following have been omitted and separately filed with a request for confidential treatment. The location is denoted by “[ ]” as follows.]
STRATEGIC ALLIANCE AGREEMENT
This Strategic Alliance Agreement (this “Agreement”) is entered into as of October 27, 2005, (the "Effective Date”), by and between JLG Industries, Inc., a company incorporated under the laws of Pennsylvania with its principal place of business located at 1 JLG Drive, McConnellsburg, Pennsylvania 17233, on its own behalf and on behalf of its Affiliates (collectively “JLG”), and Caterpillar Inc., a company incorporated under the laws of Delaware with its principal place of business located at 100 N.E. Adams St., Peoria, Illinois U.S.A. 61629, on its own behalf and on behalf of its Affiliates (collectively “Caterpillar”). In this Agreement, (i) Caterpillar and JLG are sometimes called singularly a “Party” and collectively the “Parties”, and (ii) "Affiliate” means, with respect to a person, any legal entity directly or indirectly controlling, controlled by, or under common control with such person; where “control” means a direct or indirect ownership interest of more than 50% in such legal entity or person.
RECITALS:
Caterpillar is a world leader in the design, manufacture, distribution and product support of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines.
JLG is a world leader in the design, manufacture and distribution of telehandlers and aerial work platforms.
Caterpillar and JLG have agreed to cooperate in the area of telehandler design, manufacture, distribution, and product support by forming a strategic alliance whereby each Party shall bring its respective competencies to provide competitive, best in class telehandler products worldwide (the “Alliance”).
In furtherance of the Alliance the Parties have entered into this Agreement, a Component Supply Agreement, and an Asset Purchase Agreement, each of even date herewith (collectively, the “Alliance Agreements”).
1.	Manufacture and Sale by Caterpillar of B Series Telehandlers and Compact Telehandlers
Caterpillar shall continue to manufacture until the EAME Manufacturing Transition Date and sell Caterpillar B Series telehandler models TH220B, TH330B, TH340B, TH350B, TH360B, TH460B, TH560B and TH580B (“B Series Telehandlers”) and Caterpillar compact telehandler models TH210 and TH215 (“Compact Telehandlers”) to its authorized Caterpillar dealers (the

"Caterpillar Dealers”) in sufficient quantities to meet market demand (i) in Europe, Africa and the Middle East, until a mutually agreed upon date between August 1 and September 15, 2006, which date shall be agreed to by the Parties no later than February 1, 2006 (the “EAME Transition Date”), and (ii) in the rest of the world (including North America), until November 1, 2006 (the "ROW Transition Date”), except for Caterpillar’s TH220B and TH330B models, and JLG’s corresponding models of Caterpillar Branded Telehandlers, which, respectively, Caterpillar will cease, except as provided below, and JLG commence, selling throughout the entire world as of the EAME Transition Date. Within 30 days prior to the EAME Transition Date (the “EAME Manufacturing Transition Date”), Caterpillar shall cease manufacturing B Series Telehandlers and Compact Telehandlers and as promptly thereafter as is practicable, JLG shall begin manufacture of Caterpillar Branded Telehandlers. For the avoidance of doubt, Caterpillar may sell B Series Telehandlers and Compact Telehandlers after the EAME Transition Date or ROW Transition Date (as applicable) that were manufactured prior to the EAME Transition Date or ROW Transition Date (as applicable). Caterpillar shall have all responsibility for all B Series Telehandlers and Compact Telehandlers manufactured and sold by Caterpillar, including warranty, service, and product liability.
2. Manufacture and Sale by JLG of Caterpillar Branded Telehandlers
2.1.	JLG’s Caterpillar Branded Telehandlers. JLG shall design, with the assistance of Caterpillar as set forth in this Agreement, develop, manufacture, and sell exclusively to Caterpillar Dealers worldwide the range of Caterpillar branded telehandlers set forth in Exhibit A, as amended from time to time by the mutual written agreement of the Parties (the “Caterpillar Branded Telehandlers”). During the Term, JLG shall provide the Caterpillar Dealers worldwide with Caterpillar Branded Telehandlers that are competitive in design, quality, delivery, and price. No later than 30 days prior to the EAME Transition Date, JLG shall establish sales and service processes with the Caterpillar Dealers worldwide to enable JLG to support the Caterpillar Dealers in ordering, distribution, pricing, policies, service information distribution, and service training.

2.2.	Caterpillar Approval of JLG’s Telehandler Designs.
2.2.1.	During the period from the Effective Date until 12 months following the EAME Transition Date, JLG shall not change the design of its European line of Caterpillar Branded Telehandlers from the B Series Telehandler product design on which such European line is initially based without Caterpillar’s prior written consent, which consent will not be unreasonably withheld; provided that Caterpillar shall be deemed to have approved any design change that is required (i) to comply with any applicable legal or safety requirement, or (ii) as a result of the unavailability on commercially reasonable terms of components intended to be incorporated into JLG’s European line of Caterpillar Branded Telehandlers based on the B Series Telehandler.

2.2.2.	A team of between 9 and 15 engineers will work over a period of 12 to 18 months from the closing date on cost reduction and emission compliance design efforts for such European line. The team will be led by the JLG Engineering Department, who will be responsible for the results of the team. JLG will make at least 2 highly qualified engineers with telehandler design experience available full time for such efforts, and Caterpillar will make between 7 and 11 highly qualified engineers with telehandler design experience in powertrain, configuarator, electrical system, structures, cabs, machine performance, and hydraulic systems available full time for such efforts. Beginning February 1, 2006, JLG shall pay Caterpillar monthly US $12,000 (which shall be the all-in cost to JLG including, among other things, salary, standard office equipment, and facility expenses) for each full time Caterpillar engineer, plus any mutually agreed travel, prototyping, testing, or other costs and expenses. The Caterpillar engineers will be supervised by a Caterpillar supervisor, but directed by the JLG Engineering Department. Caterpillar shall remove and replace any engineer upon JLG’s reasonable request in the event of poor performance or malfeasance. To the extent JLG desires to reduce the number of such Caterpillar engineers, JLG shall give Caterpillar 12 weeks prior notice of such reduction.

2.2.3.	Any and all intellectual property created by such Caterpillar engineers while members of such team shall be deemed to be Transferred Intellectual Property subject to the license grant to Caterpillar in Section 8.1 and the other rights and obligations of the Parties under Section 8 and shall be (i) automatically assigned and is hereby assigned to JLG, and (ii) owned exclusively by JLG. Caterpillar will, and will cause such engineers to, execute customary forms of intellectual property assignments or acknowledgements and take such other actions as may be reasonably necessary to assure that such intellectual property rights are owned by and vested exclusively in JLG.

2.2.4.	With respect to the North American line of Caterpillar Branded Telehandlers as described in Section 2.4, Caterpillar shall have the right, during the period from the Effective Date until 12 months following the ROW Transition Date, to review and approve the integration process of Caterpillar components into such telehandlers and to require reasonable modifications to the design of such telehandlers to ensure a quality integration of such components.

2.2.5.	Prior to the EAME Manufacturing Transition Date Caterpillar shall, at its expense, complete the B Series design changes set forth in Exhibit H.
2.3.	JLG’s European Line of Caterpillar Branded Telehandlers. Commencing on the EAME Manufacturing Date and continuing for the remainder of the Term, JLG shall manufacture and, commencing on the EAME Transition Date, JLG shall sell exclusively to the Caterpillar Dealers in Europe the European line of Caterpillar Branded Telehandlers designated and set forth in Exhibit A in sufficient quantities to meet reasonably anticipated market demand, with availability and delivery lead times no worse than typically provided to any other comparable customer, dealer or distributor. For the [ ] following the EAME Transition Date, (i) JLG will use the same model designations on its European line of Caterpillar Branded Telehandlers as Caterpillar currently uses on its B Series Telehandlers and (ii) JLG shall sell the Caterpillar Branded Telehandlers to the Caterpillar Dealers in Europe at the European Competitive Price (as defined in Exhibit A). Following the [ ] of the EAME Transition Date, all pricing will be determined exclusively by JLG.

2.4.	JLG’s North American Line of Caterpillar Branded Telehandlers. Commencing on the ROW Transition Date and continuing for the remainder of the Term (except that JLG’s obligations hereunder with respect to Caterpillar Branded Telehandlers based on the B Series Telehandlers Models TH220B and TH330B shall commence on the EAME Transition Date), JLG shall manufacture and sell exclusively to the Caterpillar Dealers in North America the North American line of Caterpillar Branded Telehandlers designated and set forth in Exhibit A in sufficient quantities to meet reasonably anticipated market demand, with availability and delivery lead times no worse than typically provided to any other comparable customer, dealer or distributor. For the [ ] following the ROW Transition Date, JLG shall sell such telehandlers to the Caterpillar Dealers in North America at the North American Competitive Price (as defined in Exhibit A). Following the [ ] of the ROW Transition Date, all pricing will be determined exclusively by JLG.

2.5.	JLG’s Rest of World Line of Caterpillar Branded Telehandlers. Commencing on the ROW Transition Date and continuing for the remainder of the Term, JLG shall manufacture and sell exclusively to the Caterpillar Dealers located outside of Europe and North America, Caterpillar Branded Telehandlers designated and set forth in Exhibit A in sufficient quantities to meet reasonably anticipated market demand, with availability and delivery lead times no worse than typically provided to any other comparable customer, dealer or distributor. For the [ ] following the ROW Transition Date, JLG shall sell such telehandlers to the Caterpillar Dealers located outside of Europe and North America at mutually agreed prices. Following the [ ] of the ROW Transition Date, all pricing will be determined exclusively by JLG.

2.6.	JLG’s Responsibility for Caterpillar Branded Telehandlers. JLG shall have all responsibility for all telehandlers manufactured and sold by it, including warranty, service, and product liability, subject to certain representations, indemnification and other obligations of Caterpillar under the Alliance Agreements.

2.7.	Warranty; Product Support Policies. For the 12 months following the EAME Transition Date, JLG’s standard warranty for Caterpillar Branded Telehandlers sold to Caterpillar Dealers in Europe shall be substantially similar to Caterpillar’s standard warranty attached hereto as Exhibit B. For the 12 months following the ROW Transition Date, JLG’s standard warranty for Caterpillar Branded Telehandlers sold to Caterpillar Dealers in North America and the rest of the world shall be substantially similar to JLG’s standard warranty attached hereto as Exhibit G. Following the anniversary of the EAME Transition Date or ROW Transition Date, as applicable, JLG shall determine, in accordance with market demand, the standard warranty for Caterpillar Branded Telehandlers, provided that such warranty shall not be for less than 1 year. JLG’s warranty policies, technical support, parts procedures and processes, and other after sale services shall apply to Caterpillar Branded Telehandlers, provided that for a period ending 12 months following the EAME Transition Date, Caterpillar may review and make suggestions and recommendations as to the same to the extent Caterpillar believes they are necessary to best serve the Caterpillar Dealers and their customers and to protect Caterpillar’s goodwill.

2.8.	Mandatory Caterpillar Components. Unless the Parties mutually agree otherwise, JLG shall use only Caterpillar branded engines, transmissions, filters, hoses and couplings purchased exclusively from Caterpillar on all Caterpillar Branded Telehandlers. The foregoing obligation of JLG shall commence on the EAME Transition Date or ROW Transition Date (as applicable) for all Caterpillar Branded Telehandlers and for all of the above mentioned components, except that with respect to transmissions for JLG’s North American line of Caterpillar Branded Telehandlers, the obligation of JLG shall commence no later than 18 months after the ROW Transition Date. JLG shall be relieved of its obligations in Section 2.3, 2.4 or 2.5 to meet market demand to the extent Caterpillar does not timely make sufficient quantities of the above mandatory components available to JLG.

2.9.	Caterpillar Specified Items. JLG shall use only Caterpillar specified paint, keys, floor mats, seats, steering wheels, decals (subject to JLG considerations on any safety and operating decals), and nomenclature on all Caterpillar Branded Telehandlers.

2.10.	Technical Information. JLG shall promptly provide Caterpillar from time to time with complete, up to date, and accurate technical information concerning Caterpillar Branded Telehandlers, including product specifications, benefits, features, and optional equipment. Caterpillar shall promptly post such information on Caterpillar’s internet website or provide a link from Caterpillar’s internet website to such information.

2.11.	Cab Competency Center. JLG may, for a mutually agreed upon fee, engage Caterpillar to provide mutually agreed services to JLG from Caterpillar’s Cab Competency Center in connection with the development of cabs for Caterpillar Branded Telehandlers.

2.12.	Caterpillar Dealers. Promptly following the Effective Date, Caterpillar shall provide JLG with a current list of all Caterpillar Dealers, and their dealer principals, service territories, and facility locations. During the Term, Caterpillar shall notify JLG of the appointment or termination of any Caterpillar Dealer, including its dealer principal(s), the service territory assigned to such Caterpillar Dealer, and its facility locations.

2.13.	Minimum Content Requirements. The Parties understand and acknowledge that a goal of the Alliance Agreements is that, commencing January 1, 2010, and on an annual basis thereafter during the Term, a minimum of 90% of Caterpillar Branded Telehandlers and JLG Supplied Telehandlers, in the aggregate, contain (i) Caterpillar Engines or Perkins Engines and (ii) Caterpillar Transmissions or Turner Transmissions (the “Minimum Content Goal”). The Sales Report required under Section 9.3 shall be utilized in monitoring the Parties success in meeting the Minimum Content Goal. In the event the

Minimum Content Goal is not met in any calendar year, the Parties shall meet during the following year to discuss the reasons therefor and potential solutions thereto.

2.14.	Attachments. Caterpillar shall sell to JLG, at prices to be mutually agreed by the Parties, Caterpillar’s current attachments (i.e., work tools) common between B Series Telehandlers and other Caterpillar products solely for JLG to manufacture a Caterpillar Branded Telehandler where such an attachment is included as part of an order placed by a Caterpillar Dealer for such Caterpillar Branded Telehandler. JLG shall not knowingly sell, offer to sell, distribute, or promote to its customers or dealers (including the Caterpillar Dealers) such attachments as an aftersale product. All aftersale common attachments shall be sold exclusively by Caterpillar to the Caterpillar Dealers.
3. JLG Telehandlers
3.1.	JLG Telehandlers. In this Agreement, (i) “JLG Brand Telehandlers” means all telehandler products manufactured by or for JLG (i.e., all brands from time to time), except for telehandlers sold pursuant to military or other government contracts and private label brands, and (ii) “JLG Supplied Telehandlers” means JLG Brand Telehandlers sold to a Caterpillar Dealer. JLG shall sell JLG Supplied Telehandlers to Caterpillar Dealers in sufficient quantities to meet reasonably anticipated market demand as a group.

3.2.	Prices and Sales Terms to Certain Caterpillar Dealers. Following the ROW Transition Date, JLG shall sell to each Caterpillar Dealer located in North America for such dealer’s rental operations JLG Brand Telehandlers at prices (considering JLG net invoice pricing and all incentives, market support fees and volume rebates to dealers or customers or any Affiliates of such dealers or customers) and on other sales terms (taken as a whole) that [ ]. Such prices and terms shall only be provided to such Caterpillar Dealer if it does not, following the ROW Transition Date, purchase a model of telehandler for its rental operations that is not a Caterpillar Branded Telehandler or a JLG Brand Telehandler if there is a substantially similar (in function and specification) Caterpillar Branded Telehandler or JLG Brand Telehandler.
4. Additional Product Support Provisions
4.1.	Parts Distribution for Caterpillar Branded Telehandlers. With input from the Alliance support team described in Section 5, the Parties shall, no later than April 1, 2006, mutually agree upon a system for the fulfillment of replacement parts orders placed by Caterpillar Dealers with respect to Caterpillar Branded Telehandlers based on the following parameters, with the goals that (i) all parts to support Caterpillar Branded Telehandlers will be sold to the Caterpillar Dealers by Caterpillar, and JLG shall not sell any parts to the Caterpillar Dealers to support Caterpillar Branded Telehandlers, and (ii) except for all (A) engine parts and transmission parts, (B) B Series Telehandler and Compact Telehandler parts, (C) replacement filters, hoses, and couplings, and parts therefor, and (D) parts that are common between Caterpillar Branded Telehandlers and machines or equipment manufactured by or for Caterpillar or sold by Caterpillar,

Caterpillar will purchase all parts to support Caterpillar Branded Telehandlers from JLG at prices and on terms to be mutually agreed by the Parties. Failure of the Parties to reach agreement by April 1, 2006, on such system for the fulfillment of replacement parts orders placed by Caterpillar Dealers shall not be grounds for termination of this Agreement by either Party.

4.2.	Caterpillar Engine and Transmission Parts. All Caterpillar engine parts and transmission parts to support components sold by Caterpillar to JLG shall be sold directly by Caterpillar to the Caterpillar Dealers.

4.3.	Perkins and Turner Parts. Perkins Master Distributors shall be the sole source for all engine parts required to support Perkins branded engines in JLG Brand Telehandlers, and Caterpillar shall be the sole source for all Turner transmission parts required to support Turner branded transmissions in JLG Brand Telehandlers. Caterpillar shall give good faith consideration and assistance to JLG dealers and JLG’s ServicePlus locations to become second level dealers of the Perkins Master Distributors.

4.4.	JLG’s Purchase of Engine and Transmission Parts. JLG shall purchase (i) Caterpillar engine parts exclusively from the Caterpillar Dealers, (ii) Turner transmission parts exclusively from Caterpillar, and (iii) Perkins engine parts exclusively from the Perkins Master Distributors.

4.5.	Caterpillar Filters, Hoses and Couplings. All replacement filters, hoses and couplings to replace the filters, hoses and couplings sold by Caterpillar to JLG pursuant to Section 2.8 for use in the manufacture by JLG of Caterpillar Branded Telehandlers shall be sold directly by Caterpillar to Caterpillar Dealers.

4.6.	No Will Fit Parts by JLG. JLG shall not knowingly manufacture or have manufactured, sell, offer to sell, distribute, or promote to its customers or dealers (including the Caterpillar Dealers) any “will fit” parts that compete with (i) parts or components sold by Caterpillar to JLG or to the Caterpillar Dealers, pursuant to Sections 4.2 through 4.5, to support Caterpillar Branded Telehandlers or JLG Brand Telehandlers (other than hoses and couplings for JLG Brand Telehandlers), or (ii) Perkins engine parts or Turner transmission parts. JLG shall not actively promote the use of any parts manufactured by or on behalf of JLG for use in B Series Telehandlers or Compact Telehandlers sold prior to the EAME Transition Date and ROW Transition Date, as applicable, or any other product manufactured by or for Caterpillar (other than Caterpillar Branded Telehandlers) or develop or have developed a cross reference therefor.

4.7.	No Will Fit Parts by Caterpillar. Except for (i) engine parts and transmission parts as described in Sections 4.2 and 4.3, (ii) B Series Telehandler and Compact Telehandler parts, (iii) replacement filters, hoses, and couplings, and parts therefor, sold by Caterpillar to JLG or to the Caterpillar Dealers, (iv) Caterpillar parts that are common, as of the Effective Date, between Caterpillar Branded Telehandlers or JLG Supplied Telehandlers, on the one hand, and machines or equipment manufactured by or for Caterpillar or sold by Caterpillar, on the other hand, and (v) “will fit” parts not unique to telehandlers, Caterpillar shall not knowingly manufacture or have manufactured, sell, offer to sell, distribute, or promote to the Caterpillar Dealers any “will fit” parts that compete with parts sold by JLG to support JLG Supplied Telehandlers. Caterpillar shall not develop or have developed a cross reference for any “will fit” parts that it has agreed to not knowingly manufacture or have manufactured, sell, offer to sell, distribute, or promote pursuant to the foregoing sentence.

4.8.	JLG Part Numbers. For parts used only on both B Series Telehandlers and Caterpillar Branded Telehandlers, Caterpillar acknowledges that JLG may use Caterpillar part numbers. If the parties mutually agree on a system for the fulfillment of replacement parts orders by Caterpillar Dealers pursuant to Section 4.1 whereby all parts to support Caterpillar Branded Telehandlers will be sold to the Caterpillar Dealers by Caterpillar, Caterpillar hereby acknowledges that JLG may use Caterpillar part numbers and part number schemes for all parts to service Cat Branded Telehandlers. If the Parties do not mutually agree on such a system prior to April 1, 2006, JLG shall, by October 1, 2006, transition to using part numbers and part number schemes for any parts or components that it may manufacture or have manufactured, sell, offer to sell, distribute, or promote that are appreciably different from Caterpillar’s part numbers or part number schemes. Caterpillar and JLG agree to equally share the cost for the engineering activity to transition the Caterpillar part numbers to JLG part numbers. For purposes of identification, to the extent practicable and consistent with current JLG practices, JLG shall stamp, forge, cast, etch, or otherwise conspicuously mark or package each part and component that it may manufacture or have manufactured, sell, offer to sell, distribute, or promote with a part number and part number scheme that is appreciably different from that used by Caterpillar.
5. Assistance and Coordination
5.1.	Caterpillar Alliance Assistance. To facilitate the cooperative development of Caterpillar Branded Telehandlers and the integration of Caterpillar components into Caterpillar Branded Telehandlers and JLG Brand Telehandlers and other JLG branded products, Caterpillar shall, unless the Parties mutually agree otherwise, for a period of 2 years, or such longer period of time as the Parties may mutually agree, put in place a support team to foster the success of the Alliance. The support team shall consist of a minimum of 5 individuals to include one Alliance manager, one marketing representative covering North and South America, one marketing representative covering Europe and Asia Pacific, one product support manager, and one engineering technology manager. The marketing representatives shall support communications and help to build relationships between JLG and the Caterpillar Dealers, the product support manager shall provide support and consult with JLG, and the engineering technology manager shall assist with the design, development, and manufacturing of Caterpillar Branded Telehandlers and JLG Supplied Telehandlers. The Alliance manager shall facilitate discussions between JLG and Caterpillar Financial Services Corporation.

5.2.	JLG Alliance Assistance. To facilitate the cooperative development of the Caterpillar Telehandlers and the integration of Caterpillar components into Caterpillar Branded

Telehandlers and JLG Supplied Telehandlers and other JLG branded products, JLG shall, unless the Parties mutually agree otherwise, for a period of 2 years, or such longer period of time as the Parties may mutually agree, put in place a support team to foster the success of the Alliance. The support team shall consist of a minimum of 5 individuals to include one Alliance manager, one marketing representative covering North and South America, one marketing representative covering Europe and Asia Pacific, one product support manager, and one engineering technology manager. The marketing representatives shall support communications and help to build relationships between JLG and the Caterpillar Dealers, the product support manager shall provide support and consult with Caterpillar, and the engineering technology manager shall assist as necessary with, and from time to time provide relevant information to Caterpillar personnel relating to, the design, development and manufacturing of Caterpillar Branded Telehandlers and JLG Supplied Telehandlers.

5.3.	Caterpillar Support Services. In addition to the support described in Section 5.1, Caterpillar shall invite JLG to participate, at JLG’s expense, in Caterpillar, Caterpillar Dealer, and customer marketing, training and promotional activities relevant to the telehandler business. In addition, in North America JLG will be invited to participate in annual dealer rental product training programs (of which there are typically 2 centralized programs held per year) and the annual salesman product training seminars held in Tucson, Arizona. In Europe, JLG will be invited to participate in key training events that will occur at the Sales Training Campus in Malaga, Spain starting in 2006 and in a train-the-trainer event that occurs with key new product introductions. Caterpillar shall, on a periodic basis, provide to JLG a copy of Caterpillar’s current customer marketing, training and promotional activities calendar.

5.4.	Communications Coordinators. Caterpillar and JLG shall each appoint a primary communications coordinator to facilitate communication between the Parties. JLG’s coordinator shall attend Caterpillar’s brand communications training as soon as reasonably possible.
6. License and Use of Marks
6.1.	License Grant. For the Term of this Agreement, and except as otherwise provided under Section 11.7 hereof, Caterpillar Inc. hereby grants to JLG a non-exclusive, worldwide license to use those Caterpillar marks (the “Caterpillar Marks") and secondary marks set forth in attached Exhibit C (collectively the “Marks”), with no right to transfer, assign, or sublicense, exclusively in connection with designing, manufacturing, having manufactured (provided the manufacturing third party has signed a written agreement relating to the Marks with Caterpillar), marketing, promoting, offering to sell, selling, leasing, financing, importing, and exporting Caterpillar Branded Telehandlers and their progeny, and mutually agreed service parts, packaging, and components, all of which must be for the purpose of transacting exclusively with Caterpillar Dealers or, in the case of used Caterpillar telehandlers acquired by JLG from the Caterpillar Dealers, other parties to the extent reasonably required by JLG to dispose of such used Caterpillar telehandlers, but, in any event, not in connection with any other telehandlers, products, service parts, packaging, or components (unless such other service parts, packaging or components are branded by Caterpillar with one or more of the Marks). Caterpillar Inc. shall retain ownership of, and, except as provided in the foregoing sentence, all rights in and to, the Marks, and all goodwill relating thereto shall inure to the benefit of and remain vested in Caterpillar Inc. Except as otherwise provided in Section 11.7, this license shall automatically terminate upon the termination or expiration of this Agreement.

6.2.	Notice of Third Party Infringement of Marks. JLG shall provide Caterpillar Inc. with prompt notice of any alleged, actual or threatened infringement or dilution of the Marks or of any alleged, actual or threatened unfair competition, passing-off or other similar action of which JLG may become aware, giving particulars thereof, and JLG shall provide reasonable information and assistance to Caterpillar, at Caterpillar’s expense, in the event that Caterpillar, in its sole discretion, decides to initiate investigation or proceedings. Caterpillar shall diligently protect and defend its rights in the Marks and the license granted hereby, and shall have the sole right to initiate and control any and all legal actions to enforce its rights in the Marks and shall retain any and all recoveries from such actions. JLG shall not initiate any action concerning or related to infringement of the Marks, unfair competition, or any other claim based upon the Marks.

6.3.	No Challenge, Interference, or Registration by JLG. JLG agrees not to intentionally, whether directly or indirectly, question, attack, contest, or in any other manner impugn the validity or enforceability of the Marks, or Caterpillar Inc.’s ownership thereof, or any registration therefor by Caterpillar and will take no action that will intentionally interfere with, diminish, or impair the Marks or Caterpillar’s rights therein, including in any action in which enforcement of a provision of this Agreement is sought; nor shall JLG willingly become a party adverse to Caterpillar in any action, claim, suit, litigation, arbitration, or other proceeding in which a third party contests the validity or enforceability of the Marks or Caterpillar’s rights therein. JLG agrees not to register or use any mark that is identical to or confusingly similar to any of the Marks or that might otherwise dilute any of the Marks. If any application for registration is filed in any jurisdiction by JLG which relates to any mark which, in Caterpillar’s reasonable opinion, is confusingly similar, deceptive, or misleading with respect to the Marks or which dilute the Marks, JLG shall, upon notice from Caterpillar, immediately abandon and withdraw any such application or registration.

6.4.	JLG Assistance to Caterpillar. JLG agrees, at Caterpillar’s expense, to assist Caterpillar in the registration, maintenance, and/or enforcement of the Marks as may be reasonably requested by Caterpillar from time to time, such assistance to include executing documents, providing evidence, or recording this license or JLG as licensee of Caterpillar Inc. with respect to the Marks.

6.5.	Representation and Warranty. Caterpillar Inc. represents and warrants to JLG that: (i) to Caterpillar Inc.’s Knowledge, Caterpillar Inc. owns all legal and beneficial rights, title and interest in and to all of the Caterpillar Marks, free and clear of any liens, encumbrances, or right of any third party (other than liens, encumbrances, or rights that do not interfere or conflict with JLG’s use of the Caterpillar Marks as contemplated by this Agreement),

(ii) the Caterpillar Marks, to Caterpillar Inc.’s Knowledge, do not infringe or dilute any third party mark or other intellectual property right, (iii) it has not granted to any third party any license or right to use the Marks in connection with telehandlers, (iv) there are no actions, suits, proceedings or claims pending or, to Caterpillar Inc.’s Knowledge, threatened with respect to the Marks that would affect, impair or undermine the rights that Caterpillar Inc. is granting JLG hereunder in the Marks, (v) Caterpillar Inc. has the full authority and right to grant the license set forth in Section 6.1, and (vi) JLG has the right to use the Marks as provided in Section 6.1 and otherwise in this Agreement.
6.6.	Caterpillar’s Quality Standards.
6.6.1.	JLG shall only have a right to use the Marks as set forth in Section 6.1 or otherwise in this Agreement for so long as the quality, product support, and services (each taken as a whole) for Caterpillar Branded Telehandlers remain consistent with the high quality of goods and services (each taken as a whole) associated with Caterpillar construction equipment products generally manufactured and marketed in Caterpillar’s Building and Construction Products division or such successor division that generally manufactures and markets construction equipment (the “Trademark Quality Standards”).

6.6.2.	Upon Caterpillar’s reasonable request, JLG shall furnish or make available to representatives of Caterpillar (i) samples of any Caterpillar Branded Telehandlers or other items described in Section 6.1 bearing a Mark for inspection, survey, testing, and review to assure conformance with Caterpillar’s quality standards, (ii) data relating to the conformance of Caterpillar Branded Telehandlers and associated product support and services to Caterpillar’s quality standards, and (iii) samples of instruction and warranty materials to be provided with Caterpillar Branded Telehandlers. Caterpillar shall bear all reasonable expenses for any shipment of goods to Caterpillar or collection or provision by JLG of data, at the request of Caterpillar, other than in JLG’s ordinary course of business.

6.6.3.	Should Caterpillar reasonably believe at any time that the quality, product support, or services (each taken as a whole) for Caterpillar Branded Telehandlers or other items described in Section 6.1 are not consistent with the Trademark Quality Standards, Caterpillar shall notify JLG in writing of such alleged deficiency, which notice shall include a detailed explanation of, and Caterpillar’s suggested cure for, such alleged deficiency. JLG shall, within 10 days of Caterpillar’s notice to JLG, notify Caterpillar that JLG (i) has or will take curative steps to alleviate the alleged deficiency within 60 days and include a detailed explanation of such curative steps, or (ii) disagrees, in good faith, with Caterpillar’s reasonable belief of the alleged deficiency, which notice shall include a detailed explanation of why JLG disagrees. In the event the parties are in disagreement about the alleged deficiency (a “Quality Dispute”), within 10 days of JLG’s notice to Caterpillar of such disagreement, senior executives of the Parties shall meet to attempt to resolve the Quality Dispute. In the event that such senior executives are unable to resolve the Quality Dispute despite good faith efforts, the Parties shall submit such matter to mediation under the

Commercial Mediation Procedures of the American Arbitration Association and a mediator shall be selected, both within 3 days. Once commenced, no such mediation shall be permitted to proceed for more than 10 days. Each Party shall bear its own costs relating to the mediation, but the costs and expenses of the mediator and any administrative costs of the mediation shall be borne equally by the Parties.

6.6.4.	In the event the Parties are unable to resolve the Quality Dispute, the parties shall submit such matter to binding arbitration in Chicago, Illinois, before a single arbitrator under the auspices and pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitration hearing will be scheduled so that it is concluded within 20 days from the date of the filing of the arbitration, and the arbitrator shall render his decision within 10 days after the closing of the hearing. The arbitrator will be chosen under the usual procedures and from the usual panels of the American Arbitration Association except that the arbitrator shall not have performed, directly or indirectly, a material amount of work for either Party within the five-year period immediately preceding the date of his selection or intend or desire to perform work for either party within one year following the date of his selection. The sole issue to be arbitrated before the arbitrator is whether the alleged deficiency exists, and the arbitrator may only find either (i) the alleged deficiency exists, or (ii) the alleged deficiency does not exist. This determination shall be given preclusive or collateral estoppel effect. Each Party shall bear its own attorneys’ fees and costs relating to the arbitration, but the costs and fees of the arbitrator, the fees to the American Arbitration Association, and any other costs of such arbitration shall be borne equally by the Parties. If the arbitrator determines that JLG is deficient, JLG shall have the opportunity to cure pursuant to Section 11.4. If JLG does not cure such deficiency within the 90 day time period set forth in Section 11.4 (or a longer period of time if Caterpillar in its discretion so agrees in writing), Caterpillar may terminate the license to the Marks granted under this Agreement.
6.7.	Review of Use of Marks; Presentation. All use of the Marks on Caterpillar Branded Telehandlers and other items described in this Section 6 shall be subject to Caterpillar’s prior approval and any changes to such use shall be subject to additional Caterpillar review and approval, which approval, in each case, shall not be unreasonably withheld or delayed. JLG shall use the Marks on Caterpillar Branded Telehandlers and the other items described in this Section 6 pursuant to reasonable instructions and guidelines provided by Caterpillar from time to time to ensure that the Marks and such products bearing the Marks are presented in a manner consistent with how Caterpillar presents its products with the Marks from time to time to the public.

6.8.	Advertising and Other Materials. JLG shall be responsible for obtaining Caterpillar’s prior written approval of any proposed public announcements (except as required by applicable law or rules of the New York Stock Exchange, provided JLG has provided Caterpillar with reasonable advance notice of the content of the proposed announcement, the reasons that such announcement is required, and the time and place that the announcement will be made), advertising, or marketing materials regarding Caterpillar

Branded Telehandlers or any other use of the Caterpillar name or Marks or any reference to Caterpillar or the Caterpillar Dealers, which approval shall not be unreasonably withheld or delayed.

6.9.	Approval Process for Use of Marks. With respect to uses of the Caterpillar name or Marks as contemplated in Sections 6.7 and 6.8, JLG shall provide to Caterpillar, for Caterpillar’s approval, samples of any proposed advertising or marketing materials, displays, or uses, including public announcements, that include the Caterpillar name or Marks (collectively, the “Materials") and their intended application at least 15 days prior to their use or publication. Caterpillar shall notify JLG of its acceptance or rejection of such Materials within 10 days after such Materials are submitted to Caterpillar, which notice, in the case of rejection, shall include a detailed explanation of the reasons for the rejection thereof; provided that, if Caterpillar fails to notify JLG regarding the acceptance or rejection of such Materials within such 10 days, such materials shall be deemed rejected and, upon the request of JLG, Caterpillar shall provide a detailed reason therefor. Once Materials are approved, they are deemed approved during the Term, unless written notice of subsequent disapproval of the same is provided to the JLG.

6.10.	No JLG Marks. Except as required by applicable law, for patent protection or under ANSI, ASME, CE, EN, CSA, or AS standards, no component or part incorporated into Caterpillar Branded Telehandlers shall have any brand or mark of JLG.

6.11.	Other JLG Products. JLG shall clearly distinguish Caterpillar Branded Telehandlers and other items described in Section 6.1 bearing a Mark from all other products and items that it may design, manufacture, have manufactured, market, sell, offer to sell, or distribute. In accordance with the foregoing sentence, JLG shall not use Caterpillar specified paint (or other substantially similar color), keys, floor mats, seat, steering wheel, nomenclature, and the Marks (or items confusingly similar thereto) on such other products and items.
7. License of Caterpillar Intellectual Property
7.1.	License Grant. For the Term of this Agreement, and subject to the terms and conditions of this Agreement, Caterpillar hereby grants to JLG a non-exclusive, worldwide license, with no right to transfer or assign, to use the intellectual property set forth on Exhibit D (the “Common Intellectual Property”) exclusively in connection with designing, manufacturing, having manufactured, selling, offering to sell, importing, and exporting Caterpillar Branded Telehandlers, JLG’s current telehandler product line, and a common telehandler platform to be developed for sale commencing one year after the EAME Transition Date in Europe, Africa, and the Middle East (the “JLG Common Platform”), their progeny and, unless restricted or prohibited elsewhere in this Agreement, service parts and components for Caterpillar Branded Telehandlers, which must be sold exclusively through the Caterpillar Dealers, but, in any event, not in connection with any (i) telehandlers or other products other than Caterpillar Branded Telehandlers, the JLG Common Platform, or JLG’s current telehandler product line, (ii) service parts or components for any engines or transmissions, (iii) service parts or components for telehandlers or other products other than Caterpillar Branded Telehandlers, the JLG Common Platform, or JLG’s current telehandler product line, or (iv) packaging. Notwithstanding any other provision of this Agreement, JLG shall have no right to use the “Restricted Common Intellectual Property” (as defined in Exhibit D) other than in connection with Caterpillar Branded Telehandlers. Caterpillar shall retain ownership of, and except as expressly provided in this Section 7, all right, title, and interest in, to, and under, the Common Intellectual Property. Except as otherwise provided under Section 11.7, this license shall automatically terminate upon the termination or expiration of this Agreement.
7.2. Software.
7.2.1.	All Software included in the Common Intellectual Property is subject to the following additional terms and conditions. “Software” includes the executable code of the following Caterpillar proprietary software: (i) the version of Electronic Technician (“ET”) specific to the B Series Telehandlers, (ii) the version of the flash files for B Series Telehandlers’ electronic control modules as released for production, and (iii) the current version of Product Software Programming System (“PSPS”).

7.2.2.	Caterpillar hereby grants to JLG, and JLG hereby accepts, a nonexclusive, nontransferable license to install and use the ET software only with JLG’s European line of Caterpillar Branded Telehandlers, so long as such software is used on Caterpillar recommended hardware.

7.2.3.	Caterpillar hereby grants to JLG, and JLG hereby accepts, a nonexclusive, nontransferable license to install and use a copy of the flash file software described in Section 7.2.1(ii) only with the associated electronic control modules for use with JLG’s European line of Caterpillar Branded Telehandlers, so long as such software is used on Caterpillar recommended hardware.

7.2.4.	Caterpillar hereby grants to JLG, and JLG hereby accepts, a nonexclusive, nontransferable license to install and use one copy of the PSPS software for the Term of this Agreement but only at JLG’s production facility for JLG’s European line of Caterpillar Branded Telehandlers.

7.2.5.	Caterpillar retains all right, title and interest in the Software, and nothing contained herein shall be construed as the relinquishment on the part of Caterpillar of any of its ownership interest in the Software.

7.2.6.	JLG shall not copy, distribute, sublicense, or otherwise transfer or make available the Software, except as explicitly authorized herein, and under no circumstances to any third party. JLG shall not reverse engineer, decompile, disassemble, or otherwise attempt to gain the source code to the Software.

7.2.7.	The Software licenses granted under this Section 7.2 will automatically terminate (i) 12 months after the EAME Transition Date, or (ii) upon termination of this Agreement, whichever occurs first. Upon termination of this Software license, JLG shall erase all Software from all computing systems and return or destroy any media containing the Software.
7.3.	JLG Assistance to Caterpillar. JLG shall execute such standard form documents and, at Caterpillar’s expense, such other documents as Caterpillar may reasonably request from time to time to evidence and record with all appropriate authorities that, except as provided in this Section 7, all right, title, and interest in, to, and under the Common Intellectual Property resides in Caterpillar.

7.4.	Sublicenses. JLG may grant sublicenses to any or all of the Common Intellectual Property solely for the uses described in Section 7.1; provided that (i) any such sublicense is in writing in a form reasonably acceptable to Caterpillar and imposes substantially similar obligations (to the extent relevant) on the sublicensee as are contained in this Agreement with respect to JLG (including Section 14 regarding Confidentiality), (ii) JLG uses commercially reasonable efforts to ensure that all sublicensees duly observe and perform such obligations in all material respects, (iii) JLG shall remain responsible for all acts and omissions of such sublicensees as if by JLG, and (iv) all sublicenses shall automatically terminate upon the termination or expiration of this Agreement.

7.5.	Modifications and Improvements. With the exception of Software, JLG shall have a right to modify the Common Intellectual Property solely for the uses described in Section 7.1. JLG shall promptly disclose to Caterpillar, in such detail as Caterpillar may reasonably request, all Improvements to the Common Intellectual Property that JLG may develop or acquire during the Term (the “JLG Improvements”). JLG shall assign and hereby automatically assigns all right, title and interest in and to such Improvements to Caterpillar, and Caterpillar shall have full ownership rights to all JLG Improvements; provided, however, that Caterpillar hereby grants to JLG a perpetual royalty-free, non-exclusive, worldwide license, with no right to transfer or assign, to design, manufacture, have manufactured, sell, offer to sell, import, and export any products or processes embodying such JLG Improvements. Caterpillar shall have full ownership rights to all Improvements to the Common Intellectual Property that Caterpillar may develop or acquire, and JLG shall have no right whatsoever to use any such Improvements. “Improvements” means all additions, improvements, modifications, or adaptations to any part of the Common Intellectual Property or the Transferred Intellectual Property, as applicable, developed or acquired by either Party during the Term. JLG will, at Caterpillar’s expense, execute customary forms of intellectual property assignments or acknowledgements to transfer such intellectual property rights to Caterpillar.

7.6.	Technical Assistance. As soon as practicable following the execution hereof, Caterpillar shall provide JLG with all documentation and other materials reasonably necessary for JLG to access and utilize the Common Intellectual Property and otherwise exercise its license rights granted hereunder. For a period of 24 months following the Effective Date,

Caterpillar, through the engineering technology manager referred to in Section 5.1, shall provide technical assistance reasonably requested by JLG to facilitate JLG’s efficient and proper use of the Common Intellectual Property for permitted uses under this Agreement. To the extent required for JLG to read and understand output files acquired from Caterpillar relating to hydraulic, cooling, and sound analyses for B Series Telehandlers, Caterpillar will use its Dynasty, Cool1, and Sonic+ software for extracting any data reasonably required by JLG and put it into a form usable by JLG using JLG tools. In the event that data cannot be extracted and translated into a usable form, Caterpillar will utilize such software on JLG’s behalf. In no event will Caterpillar provide these services for JLG’s new product development or any purpose other than as set forth above.

7.7.	Backup Copy. JLG may make, maintain and retain one backup copy of the Common Intellectual Property.

7.8.	Representation and Warranty. Caterpillar represents and warrants to JLG that (i) Caterpillar beneficially owns free and clear of any liens all rights, title and interests in and to the Common Intellectual Property, (ii) Caterpillar has not granted (except to its suppliers in connection with B Series Telehandlers and Compact Telehandlers) and will not grant any license or right to use the Common Intellectual Property to any third party for use by or on behalf of a telehandler manufacturer or otherwise in connection with the design, development, manufacture, use, sale, offer for sale, import or export of telehandlers, (iii) no claim is pending or, to Caterpillar’s Knowledge, threatened asserting that any use of the Common Intellectual Property as contemplated hereunder infringes, violates or misappropriates any intellectual property right of any third party, (iv) Caterpillar has the full authority and right to grant the licenses and rights set forth herein, and (v) JLG has the right to use the Common Intellectual Property as provided hereunder.

7.9.	No Obligation to Maintain; No Implied License. Caterpillar shall have no obligation to file or prosecute any patent application or maintain any patent in force or to maintain the confidentiality of any Common Intellectual Property. Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any intellectual property other than as specifically licensed herein.

7.10.	Abandonment. In the event that Caterpillar elects to abandon or otherwise relinquish or forfeit any patents comprising a portion of the Common Intellectual Property, Caterpillar shall use commercially reasonable efforts to notify JLG in writing of such election at least 30 days in advance of the due date of any payment or other administrative action required to maintain such patents. JLG may elect, upon written notice to Caterpillar, to make such payment or take such administrative action, at JLG’s expense, and to the extent possible, in JLG’s own name and with sole ownership rights. Caterpillar shall cooperate with JLG, at JLG’s expense, in connection with such activities, including the transfer of ownership rights to such patents.

7.11.	Copyright License. For the Term of this Agreement, Caterpillar hereby grants to JLG a non-exclusive, worldwide license, with no right to transfer or assign, to make derivative works, copy, publicly display, and distribute Caterpillar-owned copyrighted works (with the exception of Software) associated with Caterpillar Branded Telehandlers exclusively for permitted uses under this Agreement.
8. License of JLG Intellectual Property
8.1.	License Grant. JLG hereby grants to Caterpillar a royalty-free (except as set forth in Section 8.6), perpetual (except with respect to any patents, in which case for the term of the patent), non-exclusive, worldwide license, with no right to transfer or assign, to access and use (i) the intellectual property (the “Transferred Intellectual Property”) described in Exhibit A of the Asset Purchase Agreement between Caterpillar Inc., Caterpillar S.A.R.L., Caterpillar (U.K.) Limited (“Cat UK”), and JLG Industries, Inc. dated of even date with the Effective Date (the “Asset Purchase Agreement”), and (ii) the tooling assets described in Exhibit A of the Asset Purchase Agreement (the “Transferred Tooling”), to allow Caterpillar to design, manufacture, have manufactured, sell, offer to sell, import, and export (x) sufficient B Series Telehandlers and Compact Telehandlers to meet market demand through the EAME Transition Date or ROW Transition Date (as applicable), and (y) any and all components and service parts necessary to support the B Series Telehandler and Compact Telehandler field population, and, after such applicable Transition Date, (A) solely to design, manufacture, have manufactured, sell, offer to sell, import, and export any and all components and service parts necessary to support the B Series Telehandler and Compact Telehandler field population, and (B) notwithstanding Section 14, to use the Transferred Intellectual Property for record retention purposes. JLG shall retain ownership of, and except as expressly provided in this Section 8, all right, title, and interest in, to, and under the Transferred Intellectual Property and the Transferred Tooling. For purposes of this Section 8.1, with respect to Transferred Tooling, references to JLG shall be construed as references to the applicable designated purchaser and references to Caterpillar shall be construed as references to Cat UK.

8.2.	Caterpillar Assistance to JLG. Caterpillar shall execute such documents as JLG may reasonably request from time to time to evidence and record with all appropriate authorities that, except as provided in Section 8, all right, title, and interest in, to, and under the Transferred Intellectual Property and Transferred Tooling resides in JLG.

8.3.	Sublicenses. Caterpillar may grant sublicenses to any or all of the Transferred Intellectual Property solely for the uses described in Section 8.1; provided that (i) any such sublicense is in writing in a form reasonably acceptable to JLG and imposes substantially similar obligations (to the extent relevant) on the sublicensee as are contained in this Agreement with respect to Caterpillar (including Section 14 regarding Confidentiality), (ii) Caterpillar uses commercially reasonable efforts to ensure that all sublicensees duly observe and perform such obligations in all material respects, and (iii) Caterpillar shall remain responsible for all acts and omissions of such sublicensees as if by Caterpillar.

8.4.	Modifications and Improvements. Caterpillar shall have a right to modify the Transferred Intellectual Property solely for the uses described in Section 8.1. Caterpillar shall promptly disclose to JLG, in such detail as JLG may reasonably request, all Improvements to the Transferred Intellectual Property that Caterpillar may develop or acquire during the Term. Caterpillar shall assign and hereby automatically assigns all right, title and interest in and to such Improvements to JLG and JLG shall have full ownership rights to all such Improvements; provided, however, that JLG hereby grants to Caterpillar a royalty-free, perpetual, non-exclusive, worldwide license, with no right to transfer or assign, to manufacture, have manufactured, use, sell, offer for sale, and import any products or processes embodying such Improvements. Otherwise, JLG shall have full ownership rights to all Improvements to the Transferred Intellectual Property that JLG may develop or acquire, and Caterpillar shall have no right whatsoever to use any such Improvements. Caterpillar will at JLG’s expense execute customary forms of intellectual property assignments or acknowledgements to transfer such intellectual property rights to JLG

8.5.	Backup Copy. Caterpillar may make, maintain, and retain one backup copy of the Transferred Intellectual Property.

8.6.	Transferred Tooling. JLG agrees to provide to Caterpillar and its sublicensees, from time to time as Caterpillar may request, access to and use of all Transferred Tooling for the purposes described in Section 8.1. JLG shall assist Caterpillar and co-ordinate with Caterpillar and any third party in possession or control of any Transferred Tooling to ensure, so far as is practicable, that each of JLG’s and Caterpillar’s requirements to access and use such Transferred Tooling are met to the satisfaction of both Parties. Caterpillar shall bear all maintenance costs and risk of loss of the Transferred Tooling while in its possession or control prior to the EAME Transition Date and shall bear all maintenance costs or damages incurred by JLG to the extent directly resulting from Caterpillar’s use of the Transferred Tooling following the EAME Transition Date. Despite the foregoing, if all of the requirements of Caterpillar in relation to the Transferred Tooling cannot be met to the satisfaction of Caterpillar, then Caterpillar may, at its expense, reproduce the Transferred Tooling or have it reproduced, and Caterpillar will own such tooling and may use such tooling for any purpose not otherwise inconsistent with the Alliance Agreements for which it desires. Except as provided above, JLG shall be responsible for maintenance of and any necessary replacement of the Transferred Tooling. After the ROW Transition Date, JLG shall have no further obligation to maintain or preserve the Transferred Tooling and JLG shall maintain or replace the Transferred Tooling in its sole discretion; provided, however, that Caterpillar may, at its own expense, maintain the Transferred Tooling and use it for purposes not otherwise inconsistent with the Alliance Agreements at no charge. JLG shall give Caterpillar at least 60 days’ prior written notice of any intention to relocate any Transferred Tooling, together with the intended date and place of such relocation. JLG shall furnish Caterpillar semi-annually with a report showing the location and use of all Transferred Tooling. If at any time JLG wishes to sell or otherwise dispose of any Transferred Tooling, JLG shall give Caterpillar at least 45 days’ prior written notice and a first option to buy such Transferred Tooling at a reasonable price and on reasonable terms to be agreed. In respect of Transferred Tooling that is located within the United Kingdom as of the Closing Date (as defined in the Asset Purchase Agreement) (the “UK Transferred Tooling”), Cat UK shall be the designated licensee and shall pay to JLG on the Closing Date a one-time license fee of $1,400,000 (excluding value added tax — “VAT”). In respect of the Transferred Tooling that is located outside the UK, Caterpillar may designate one or more of its afiiliates as the licensee(s). If any VAT is payable in respect of the licensing of any of the Transferred Tooling pursuant to this Agreement, subject to provision of a VAT invoice for such amount in the form referred to below, an additional amount shall be payable in respect of the licensing of such Transferred Tooling equal to VAT at the applicable rate on the consideration attributed to the licensing of such Transferred Tooling. Any such additional amount shall be payable by the party which is the designated licensee of such Transferred Tooling to the party which is the licensor of such Transferred Tooling. Any such additional amount shall be payable not later than 14 days after delivery to such designated licensee of a VAT invoice in the prescribed form correctly issued by the relevant licensor to the relevant designated licensee.

8.7.	Representation and Warranty. Subject to compliance by Caterpillar with Caterpillar’s obligations under the Asset Purchase Agreement, including its right to assign the Transferred Intellectual Property and proper assignment thereof, JLG represents and warrants to Caterpillar that it has the right to grant the license set forth in Section 8.1 and that Caterpillar has the right to use the Transferred Intellectual Property and Transferred Tooling as provided in this Section 8.

8.8.	No Obligation to Maintain; No Implied License. JLG shall have no obligation to file or prosecute any patent application or maintain any patent in force or to maintain the confidentiality of any Transferred Intellectual Property. Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any intellectual property other than as specifically licensed herein.

8.9.	Abandonment. In the event that JLG elects to abandon or otherwise relinquish or forfeit any patents comprising a portion of the Transferred Intellectual Property, JLG shall use commercially reasonable efforts to notify Caterpillar in writing of such election at least 30 days in advance of the due date of any payment or other administrative action required to maintain such patents. Caterpillar may elect, upon written notice to JLG, to make such payment or take such administrative action, at Caterpillar’s expense, and to the extent possible, in Caterpillar’s own name and with sole ownership rights. JLG shall cooperate with Caterpillar, at Caterpillar’s expense, in connection with such activities, including the transfer of ownership rights to such patents.
9. Alliance Fee
9.1.	Alliance Fee. In consideration of Caterpillar’s undertakings and obligations set forth in this Agreement, and for so long as this Agreement shall remain in effect, JLG shall pay to Caterpillar Inc. an alliance fee (the “Alliance Fee”) of [ ] of JLG’s net selling price (less the net purchase price paid by JLG for any Caterpillar components contained in such telehandler) for each unit of Caterpillar Branded Telehandler and JLG Brand Telehandler sold by JLG to a Caterpillar Dealer on or after the dates set forth below. The Alliance Fee shall commence on (i) August 1, 2007, for sales on or after such date to

Caterpillar Dealers in North America (except for sales from the Caterpillar TH220B or TH330B line of telehandlers sold in North America), (ii) August 1, 2008, for sales on or after such date to Caterpillar Dealers in Europe, (iii) August 1, 2008, for sales on or after that date to Caterpillar Dealers in North America from the Caterpillar TH220B or TH330B line of telehandlers, and (iv) August 1, 2007, or August 1, 2008, as applicable based upon the line (European or North American) from which such sale is made, for sales to Caterpillar Dealers outside of North America and Europe. The Alliance Fee shall be paid in US Dollars. For sales by JLG to a Caterpillar Dealer in a currency other than US Dollars, the currency of such sale shall be converted to US Dollars based on the currency conversion rates reported in the Reuter’s Information System for New York Spot Rates as of 09:00 U.S. Eastern Time as of the last working day of the applicable calendar quarter.

9.2.	Payment. The first Alliance Fee payment shall cover the period from August 1, 2007 until December 31, 2007, and shall be paid to Caterpillar Inc. no later than January 31, 2008. Each subsequent Alliance Fee payment shall cover the then next calendar quarter, and shall be paid to Caterpillar Inc. no later than 30 days following the end of such calendar quarter. JLG shall not apply any set-off to any Alliance Fee Payment. JLG shall pay to Caterpillar Inc., on demand, a late payment charge equal to the lesser of (i) 1.5% per month, or (ii) the highest charge allowed by applicable law, on any amount unpaid on the due date until paid in full, in addition to reimbursement for all costs and expenses (including reasonable attorneys’ fees) associated with collection of amounts due or enforcement of JLG’s obligations hereunder. The Alliance Fee (and any associated late payment charge) shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law. JLG and Caterpillar will cooperate in minimizing the incidence of any such deduction or withholding, including completing any procedural formalities necessary for JLG to obtain authorisation under any applicable double taxation agreement to make a payment under this Section 9 without any such deduction or withholding.

9.3.	Sales Reports. Together with each Alliance Fee payment, JLG shall furnish Caterpillar Inc., for all Caterpillar Branded Telehandlers and JLG Supplied Telehandlers sold by JLG to a Caterpillar Dealer during such calendar quarter, with a report showing the number and model of units sold, the name of the Caterpillar Dealer to whom they were sold, and the corresponding net selling price of such unit (less the net purchase price paid by JLG for any Caterpillar components contained in such telehandler).

9.4.	Right to Audit. During, and for 3 years following the expiration or termination of this Agreement, Caterpillar itself, or through its duly authorized representatives (including certified public accountants), shall have the right, upon request, to examine all relevant records at reasonable times for the purpose of determining the correctness of the payments and reports submitted by JLG to Caterpillar as required in Sections 9.2 and 9.3. If an examination of the relevant records reveals a deficiency in an Alliance Fee payment made by JLG, JLG shall promptly pay such deficiency, and, in addition, if such examination shows a deficiency of more than 3 percent, JLG shall pay all audit costs and expenses incurred by Caterpillar.

10. Alliance Covenants
10.1.	Caterpillar Alliance Covenants. During the Term, Caterpillar shall not (i) manufacture telehandlers (other than the B Series Telehandlers and Compact Telehandlers prior to the EAME Manufacturing Transition Date, (ii) promote or endorse a telehandler (other than (x) the B Series Telehandlers and Compact Telehandlers manufactured prior to the EAME Transition Date or ROW Transition Date, as applicable, and (y) Caterpillar Branded Telehandlers and JLG Supplied Telehandlers), or (iii) license the Common Intellectual Property or the Marks for use in connection with any telehandler (other than to JLG).

10.2.	JLG Alliance Covenants. During the Term, JLG shall not (i) enter into an agreement with any manufacturer listed on Exhibit E or Affiliate or successor thereof, other than an Affiliate who is a dealer or distributor (collectively, the “Listed Manufacturers”) to manufacture, have manufactured, market, sell, offer to sell, or distribute telehandlers bearing any brand or mark of any Listed Manufacturer, or (ii) sell during any calendar year to any Listed Manufacturer more than 20% (in dollar volume) of JLG’s total output of telehandlers during such calendar year. If, due to a new entrant, withdrawal, consolidation, or other change in the industries served by Caterpillar, Caterpillar believes that a new manufacturer of (i) construction, demolition, pipeline, road building, mining, petroleum, forestry, agriculture, or materials handling machinery or equipment, or (ii) diesel or natural gas engines, qualifies as an “Additional Listed Manufacturer” as defined on Exhibit E and should be added to the list set forth on Exhibit E, Caterpillar shall provide written notice to JLG; provided, however, that such list shall not exceed 20 manufacturers in number. If JLG believes that such manufacturer does not qualify as an Additional Listed Manufacturer and should not be added to Exhibit E, it shall provide written notice to Caterpillar. If the Parties cannot agree on whether such manufacturer qualifies as an Additional Listed Manufacturer, the matter shall be submitted to dispute resolution pursuant to Section 10.3.

10.3.	Dispute Resolution. In the event of a dispute as to whether a person is an Additional Listed Manufacturer under Section 10.2 or 11.6 (“Dispute”), the Parties agree to work together in good faith to resolve the Dispute by reference to their respective senior management. If the Parties are unable to resolve the Dispute within 30 days after the notice referred to in Section 10.2 or 11.6, then a Party may at anytime thereafter submit such Dispute to binding arbitration in Chicago, Illinois, before a single arbitrator under the auspices and pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator will be chosen under the usual procedures and from the usual panels of the American Arbitration Association except that the arbitrator shall not have performed, directly or indirectly, a material amount of work for either Party within the five-year period immediately preceding the date of his selection or intend or desire to perform work for either party within one year following the date of his selection. The sole issue to be arbitrated before the arbitrator is whether the person in question qualifies as an Additional Listed Manufacturer. This determination shall be given preclusive or collateral estoppel effect. Each party shall bear its own attorneys’ fees and costs relating to the arbitration, but the costs and fees of the arbitrator, the fees to the American Arbitration Association, and any other costs of such arbitration shall be borne equally by the parties.
11. Term and Termination
11.1.	Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as hereinafter provided, shall remain in effect for a term of 20 years (the “Term”). At least 24 months prior to the scheduled expiration of the Term, the Parties shall meet to discuss whether or not to extend the Term of this Agreement for an additional, mutually agreed period of time.

11.2.	Automatic Termination. If the Asset Purchase Agreement terminates pursuant to Section 9(a) thereof, this Agreement shall automatically terminate contemporaneously therewith. In such event, all rights and obligations of the Parties hereunder shall terminate without any liability of a Party to the other Party (except for any liability of a Party then in breach).

11.3.	Termination by Mutual Consent. The Parties may at any time mutually agree in writing to terminate this Agreement.

11.4.	Termination for Breach. Caterpillar may terminate this Agreement if (i) either (a) during the first 5 years following the Effective Date, JLG breaches Section 2.1, 2.3, 2.4, 2.5, 2.8, 4.4 (only if the breach is repetitive), 6.1, 6.6, 7.1, 8.1, 9.1, 9.2, 10.2, 12.2 or 14.2, or (b) after the fifth anniversary of the Effective Date, JLG breaches any material provision of this Agreement, and (ii) after written notice from Caterpillar, JLG fails to remedy such breach within 90 days after receipt of such notice; provided, however, that there shall be no cure period if such breach is not capable of being cured. JLG may terminate this Agreement if (i) either (a) during the first 5 years following the Effective Date, Caterpillar breaches Section 5.1, 5.3, 6.1 (but only with respect to a breach related to North America, Europe, Australia or Japan), 7.1, 7.2, 7.6, 8.1, 10.1, 12.1 or 14.2, or (b) after the fifth anniversary of the Effective Date, Caterpillar breaches any material provision of this Agreement, and (ii) after written notice from JLG, Caterpillar fails to remedy such breach within 90 days after receipt of such notice; provided, however, that there shall be no cure period if such breach is not capable of being cured.

11.5.	Termination for Insolvency. This Agreement shall be subject to immediate termination by a Party, without notice, if the other Party (in this case being Caterpillar Inc. or JLG Industries, Inc. rather than one of their Affiliates) files a petition in bankruptcy for liquidation or reorganization, makes an assignment for the benefit of creditors, consents to the appointment of a receiver, trustee or other custodian for all or a substantial part of its property, is adjudicated bankrupt, fails to cause to be vacated, set aside or stayed within 30 days any court order appointing a receiver, trustee or other custodian for all or a substantial part of its property or ordering relief against it in any involuntary case of bankruptcy, or admits in writing its inability to pay its debts as they mature.

11.6.	Termination due to Certain Changes in JLG Ownership.
11.6.1.	If, at any time after the 24th month following the EAME Transition Date, a company listed on Exhibit F or any of its Affiliates (collectively, the “Listed Competitors”) owns, directly or indirectly, an ownership interest of 15% or more in JLG Industries, Inc., any successor or assign of JLG Industries, Inc., any publicly traded Affiliate of JLG Industries, Inc., or any combination of the foregoing JLG entities, JLG shall provide prompt written notice thereof to Caterpillar. If Caterpillar has reservations concerning such ownership interest, Caterpillar shall provide written notice to JLG no later than 60 days following its receipt of the aforesaid notice from JLG or, in absence of such notice from JLG, anytime after Caterpillar learns of such ownership interest. Following the giving of any such notice by Caterpillar, the Parties shall meet to discuss such reservations for a period of 90 days following such notice by Caterpillar. If Caterpillar’s reservations concerning such ownership interest are not satisfied to Caterpillar’s satisfaction, in its sole judgment, then Caterpillar shall have the right to terminate this Agreement at the end of such 90 day period by providing written notice to JLG. If Caterpillar terminates this Agreement pursuant to this Section 11.6 during the 5 year period following the EAME Transition Date, Caterpillar shall pay to JLG the applicable termination fee set forth on Exhibit F. If Caterpillar terminates this Agreement pursuant to this Section 11.6 at anytime after the 5 year period following the EAME Transition Date, Caterpillar shall not owe JLG any termination fee.

11.6.2.	If, due to a new entrant or other change in the industries served by Caterpillar, Caterpillar believes that an additional manufacturer qualifies as an Additional Listed Manufacturer and should be added to the Listed Competitors set forth on Exhibit F, Caterpillar shall provide written notice to JLG. If the Parties cannot agree on whether such manufacturer qualifies as an Additional Listed Manufacturer, the matter shall be submitted to dispute resolution pursuant to Section 10.3.
11.7.	Effect of Expiration and Certain Terminations. If Caterpillar terminates this Agreement pursuant to Section 11.4, 11.5, or 11.6, JLG shall, for a period of 2 years commencing on the date of such termination, pay Caterpillar the Alliance Fee for any JLG Branded Telehandlers it sells to any Caterpillar Dealers. JLG shall continue to sell, during such 2 year period, those service parts permitted under this Agreement that are necessary to support the then existing Caterpillar Branded Telehandler and JLG Supplied Telehandler field population. If this Agreement is terminated under Section 11.3, 11.4, or 11.5, JLG shall retain its rights under Sections 6.1 and 7.1 solely with respect to any inventory of Caterpillar Branded Telehandlers existing at the time of termination.

11.8.	Survival. The provisions set forth in Sections 2.2.3, 2.6, 6.3, 7.5, 8.1, 8.3, 8.4, 9 (only with respect to Alliance Fees earned prior to termination), 11.7, 12.1, 12.2, 12.3, 12.4 and 14 shall survive the termination or expiration of this Agreement to the extent required for their full observance and performance.

11.9.	Remedies in Addition to Termination. The rights of termination provided in this Section 11 are in addition to, and not in lieu of, any other right or remedy a Party may have under this Agreement, including the right to seek any available legal or equitable remedies without terminating this Agreement.
12. Indemnification; Insurance
12.1.	Caterpillar Indemnity. Caterpillar hereby agrees to defend, indemnify and hold harmless JLG and its directors, officers, employees, successors, and assigns (collectively, the “JLG Indemnitees"), with respect to any and all liabilities, claims, causes of action, assessments, damages, losses, fines, penalties and expenses (including reasonable attorneys’, professional, and expert witness fees and expenses) (collectively, “Losses") sustained or incurred by any JLG Indemnitee resulting from, arising out of, or related to (i) the design (for the avoidance of doubt, only for B Series Telehandlers and Compact Telehandlers manufactured by Caterpillar), manufacture, supply, distribution, sale, advertisement, or marketing of B Series Telehandlers and Compact Telehandlers by Caterpillar, (ii) subject to Section 12.4, the Common Intellectual Property or the Caterpillar Marks as used by JLG in accordance with the terms of this Agreement infringing the intellectual property rights of a third party, or (iii) Caterpillar’s sublicense of the intellectual property licensed to Caterpillar by JLG pursuant to Section 8.3. Notwithstanding the foregoing, Caterpillar shall have no liability or obligation whatsoever to JLG with respect to (a) any infringement to the extent that such infringement is due to a modification or improvement to the Common Intellectual Property by or on behalf of JLG, (b) any use of the Common Intellectual Property in a manner other than the use intended under this Agreement, or (c) any infringement claim (1) on a pro rata basis, to the extent it does not result entirely from the Common Intellectual Property, or (2) relating to Common Intellectual Property not utilized by Caterpillar in the production of B Series Telehandlers or Compact Telehandlers.

12.2.	JLG Indemnity. JLG hereby agrees to defend, indemnify and hold harmless Caterpillar and its directors, officers, employees, successors, and assigns (collectively, the “Caterpillar Indemnitees"), with respect to any and all Losses sustained or incurred by any Caterpillar Indemnitee resulting from, arising out of, or related to (i) the design, manufacture, supply, distribution, sale, advertisement, or marketing by or on behalf of JLG (except if done by Caterpillar) of the Caterpillar Branded Telehandlers, the JLG Supplied Telehandlers, the JLG Common Platform, and, to the extent incorporating the Common Intellectual Property, JLG’s current telehandler product line, except to the extent such Loss is the result of a design acquired from Caterpillar in the Transferred Intellectual Property or licensed by Caterpillar in the Common Intellectual Property and such design was unchanged by JLG, and (ii) the use by JLG of the Marks and/or the Common Intellectual Property not in accordance with this Agreement, or (iii) JLG’s sublicense of the Common Intellectual Property pursuant to Section 7.4.

12.3.	Indemnification Procedure. The indemnified Party will give prompt notice to the indemnifying Party of any Loss for which the indemnifying Party may have an indemnity obligation under this Section 12, but the failure to so notify will not reduce the indemnity obligations hereunder except to the extent that the indemnifying Party is actually prejudiced thereby. The Parties shall cooperate in good faith with each other in the defense of any Losses. The indemnified Party shall have the right to participate, at its expense, in the defense of any Losses.

12.4.	Remedy for Intellectual Property Infringement. With respect to an intellectual property infringement indemnification obligation of Caterpillar under Section 12.1(ii), the indemnifying Party may, in its sole discretion, settle any such claim on a basis requiring the indemnifying Party to substitute, at the cost of the indemnifying Party, for the infringing intellectual property (excluding third party intellectual property) (“Infringing Intellectual Property”) alternative, substantially equivalent non-infringing intellectual property. In the event that any preliminary injunction, temporary restraining order, or final injunction shall be obtained, the indemnifying Party shall promptly, at its sole option, either (i) obtain the right for continued use of the Infringing Intellectual Property, (ii) modify the Infringing Intellectual Property to avoid such infringement while obtaining substantially equivalent functionality, (iii) substitute for the Infringing Intellectual Property alternative, substantially equivalent intellectual property, or (iv) indemnify the other Party for its Losses pursuant to Section 12.1.

12.5.	Insurance. Each Party, at its expense, shall maintain during the entire Term and for a period of no less than 10 years thereafter, a program for product liability including a self-insurance element and a product liability insurance element, with a minimum combined single limit of liability of $25,000,000 for bodily injury, death and property damage. Such insurance shall (i) be primary coverage to any similar coverage carried by the other Party, (ii) provide the other Party with additional insured status (the certificate must state “[Caterpillar Inc. and its Affiliates][JLG Industries Inc. and its Affiliates] are additional insureds on and subject to the terms of this Agreement and any modification or amendment to this additional insured status is prohibited without the prior written consent of [Caterpillar Inc.][JLG Industries Inc.]”, and (iii) provide at least 30 days prior written notice of any suspension, cancellation, non-renewal, or reduction in coverage to the other Party. Promptly following execution of this Agreement, each Party shall provide the other Party with a certificate of insurance evidencing such insurance coverage.
13. Disclaimer of Warranties
THE WARRANTIES OF EACH PARTY CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.
14. Confidentiality
14.1.	Definitions. “Confidential Information” means information heretofore or hereafter disclosed by the Disclosing Party to the Receiving Party (i) in a written or other tangible form that is marked confidential, proprietary or words to that effect, or (ii) if disclosed orally or in another intangible form, is identified as being confidential (A) at the time of disclosure and (B) in a written notice to the receiving party within 30 days of its disclosure. In addition, all Common Intellectual Property (other than patents and published patent applications), information related to Caterpillar products’ electronic communications, and information related to Caterpillar’s design, development and analysis tools is deemed Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information that is (i) at the time of its disclosure, or thereafter becomes, part of the public domain through no act or fault of the Receiving Party, (ii) known to the Receiving Party at the time of its disclosure by the Disclosing Party, (iii) independently developed by the Receiving Party without reference to the information disclosed, or (iv) rightfully disclosed to the Receiving Party by a third party not subject to an obligation of confidentiality with respect to the information disclosed. For purposes of this Agreement, “Disclosing Party” and “Receiving Party” mean, as the case may be, JLG or Caterpillar.

14.2.	Obligations. The Receiving Party shall (i) accord Confidential Information received by it from the Disclosing Party with the same degree of confidential treatment that it accords its similar proprietary and confidential business and technical information, which shall not be less than the care a reasonable business person would exercise under similar circumstances, (ii) use such Confidential Information only in connection with the Alliance or other permissible matters described in this Agreement, (iii) not disclose any of such Confidential Information to any person other than its directors, officers, employees, and representatives (collectively “Representatives”) who have a need to know in connection with the Alliance or other permissible matters described in this Agreement, and (iv) at the Disclosing Party’s option and expense, return such Confidential Information to the Disclosing Party or destroy the same as soon as practicable following (x) a request from time to time by the Disclosing Party if the Confidential Information is no longer needed by the Receiving Party in connection with the Alliance or other permissible matters described in this Agreement, or (y) the termination or expiration of this Agreement, except that the Receiving Party may retain but must keep confidential (except as provided in Section 14.4) Confidential Information of the Disclosing Party that is necessary in connection with the enforcement of the Receiving Party’s rights under this Agreement.

14.3.	Representatives. The Receiving Party shall (i) notify its Representatives of the terms of this Section 14 prior to disclosing Confidential Information of the Disclosing Party to them and shall instruct such Representatives to abide by it, and (ii) be responsible to the Disclosing Party for any disclosure or use of the Disclosing Party’s Confidential Information by such Representatives contrary to the terms of this Section 14.

14.4.	Exceptions. Notwithstanding any other provision of this Section 14, the Receiving Party may disclose Confidential Information of the Disclosing Party, without liability for such disclosure, to the extent that such disclosure is (i) required to be made pursuant to applicable law, government authority, duly authorized subpoena, or court order, in which case the Receiving Party will provide prompt notice to the Disclosing Party and endeavor to give the Disclosing Party an opportunity to respond prior to such disclosure, (ii) required to be made to a court or other tribunal in connection with the enforcement of the Receiving Party’s rights under this Agreement, or (iii) approved by the prior consent of the Disclosing Party.

14.5.	No Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities, in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure.
15. Miscellaneous Provisions
15.1.	Relationship of the Parties. In connection with the Alliance, each Party is an independent contractor and, as such, has no authority to negotiate for, bind, or obligate the other Party in any way without the prior written consent of the other Party. Nothing contained in this Agreement shall be deemed to create an agency, joint venture, partnership, or fiduciary relationship between the Parties.

15.2.	Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for and bear all of its own costs and expenses in connection with the Alliance.

15.3.	Equitable Relief; Cumulative Remedies. The Parties acknowledge that monetary damages may not be adequate to protect a Party from breach of this Agreement by the other Party and accordingly acknowledge that each Party shall be entitled, in addition to any other remedies it may have, to injunctive and other equitable relief to enforce its rights hereunder. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available under law, in equity, or otherwise.

15.4.	No Third-Party Beneficiaries. Except as may be specifically provided in this Agreement with respect to Indemnitees, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

15.5.	Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements (including the Confidentiality Agreement between JLG Industries, Inc. and Caterpillar Inc. dated as of March 29, 2005, as amended, and the Letter of Intent between JLG Industries, Inc. and Caterpillar Inc. dated as of August 24, 2005), or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

15.6.	Commercially Reasonable Efforts; Force Majeure. The obligations of either Party to manufacture, sell or deliver Caterpillar Brand Telehandlers, parts or components therefor, or other products, shall be satisfied if such Party uses its commercially reasonable efforts to perform its obligations under this Agreement. A Party shall be excused for any failure to perform or delay in the performance of any of its non-monetary obligations hereunder if it is prevented from so doing by strikes, lockouts, work stoppages, material shortages, fires, floods, earthquakes, acts of God, trade sanctions, embargoes, acts of war, conditions caused by national emergency, or any rule, order or regulation of any governmental body or agency (each, an “Event of Force Majeure”). Any Party affected by an Event of Force Majeure shall promptly give notice of the Event of Force Majeure to the other Party and indicate in the notice, as accurately as possible, the effect of the Event of Force Majeure on the affected Party’s capacity to perform its obligations under this Agreement and the anticipated duration of the Event of Force Majeure. In the event of an Event of Force Majeure, the Party unable to fulfill its obligations under this Agreement when due shall use its commercially reasonable efforts to promptly set up alternative means of satisfying such obligations to the extent practicable.

15.7.	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that for the avoidance of doubt, either Caterpillar Inc. or JLG Industries, Inc. may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Caterpillar Inc. or JLG Industries, Inc., as the case may be, shall nonetheless remain responsible for the performance of all of its obligations hereunder).

15.8.	Additional Actions. The Parties shall execute and deliver any and all documents, and shall cause any and all other reasonable action to be taken, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

15.9.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.10.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.11.	Notices. Any notice or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed), or (iii) 5 business days after being deposited in the mail, certified or registered, postage prepaid, addressed as follows:

If to Caterpillar:
Caterpillar Inc.
P.O. Box 999
954 NC 42 East
Clayton, North Carolina 27520
Attn: BCP Director of Worldwide Product Management
Facsimile: (919) 550-1105
with a copy to:
Caterpillar Inc.
100 N.E. Adams St.
Peoria, Illinois 61629-9600
Attn: Associate General Counsel
Facsimile: (309) 675-1795
If to JLG:
JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, Maryland 21742-2678
Attn: Senior Vice President and General Counsel
Facsimile: (240) 313-1807
with a copy to:
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: W. Andrew Jack, Esq.
Facsimile: (202) 662-6291
or such other address as either Party may from time to time specify by notice to the other Party. A Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
15.12.	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

15.13.	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Caterpillar Inc. and JLG Industries, Inc. No waiver by either Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by Caterpillar Inc. or JLG Industries, Inc. (as applicable) making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.14.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.15.	Knowledge. References to “Knowledge” in this Agreement shall mean actual knowledge, as of the Effective Date, of the senior managers and legal department of the applicable Party (i.e., the applicable Party has no obligation to conduct an independent investigation).

15.16.	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context requires otherwise, singular includes plural and vice versa and any gender includes every gender, and where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase will have a corresponding meaning. The word “including” shall mean “including without limitation”.

15.17.	Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

15.18.	VAT. Any sum payable by any party pursuant to this Agreement is stated exclusive of value added tax (“VAT”). If any VAT is payable by a party making a supply in accordance with this Agreement, then subject to the delivery of a VAT invoice in the prescribed form and correctly issued by the party making the supply, an additional amount equal to such VAT liability shall be payable by the party receiving such supply. Such additional amount shall be payable by the party receiving the supply within 14 days of delivery of such invoice
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

JLG Industries, Inc. (JLG)	Caterpillar Inc. (Caterpillar)

By:	By:

Name:	Name:	Klaus O. Ukens

Title:	Title:	Attorney-in-Fact

EXHIBIT A
CATERPILLAR BRANDED TELEHANDLER MODELS
European Line of Caterpillar Branded Telehandlers:
Caterpillar TH220B
Caterpillar TH330B
Caterpillar TH360B
Caterpillar TH560B
Caterpillar TH580B
Effective March 1, 2007, a compact telehandler (size 2m wide / 2m high) equivalent to
Caterpillar TH210 / TH215, with features to support agriculture applications
North American Line of Caterpillar Branded Telehandlers:
JLG G6-42A equivalent to Caterpillar TH360B
JLG G9-43A equivalent to Caterpillar TH460B
JLG G10-55A equivalent to Caterpillar TH560B
JLG G12-55A equivalent to Caterpillar TH580B
Caterpillar TH220B
Caterpillar TH330B
Effective March 1, 2007, a compact telehandler (size 2m wide / 2m high) equivalent to Caterpillar TH210 / TH215, with features to support agriculture applications
Africa and Middle East Line of Caterpillar Branded Telehandlers:
     Combination of Europe and North American Lines of Caterpillar Branded Telehandlers
Australia and New Zealand Line of Caterpillar Branded Telehandlers:
     Same as European line of Caterpillar Branded Telehandlers
Line of Caterpillar Branded Telehandlers for Areas Not Listed above:
     Same as North American Line of Caterpillar Branded Telehandlers

All Territories:
In addition, JLG with the support of the Alliance team shall study the possible introduction not later than 2008 of a Caterpillar Branded Telehandler with a rotating upper frame, with a market review, the results of the study, and a recommendation to be available by December 30, 2006. If the recommendation is to not proceed at that time, the study will be updated and reviewed by December 30, 2007.

Subject to Caterpillar’s review and approval pursuant to Sections 6.6 through 6.9, the Parties agree that JLG will modify (including by way of deletion) the specific models and scope of models within each line, as well as add models, over the course of the Term in response to changes in market conditions, customer preferences or requirements, changes in technology, legal requirements, product safety issues, and/or other factors that bear on JLG’s ability to profitably meet anticipated market demand; provided always that JLG is offering a full range of telehandlers to the Caterpillar Dealers to meet anticipated market demand of the Caterpillar Dealers as a group.
European Competitive Price
In connection with its obligations under Section 2.3 of this Agreement, JLG agrees that from the EAME Transition Date until [ ], JLG shall sell its European line of Caterpillar Branded Telehandlers at a price [ ] attached as Exhibit I to this Agreement (“Caterpillar January 2005 Prices”), and from [ ] until the [ ] of the EAME Transition Date, at a price [ ]; provided, however, that if (i) [ ] on all of its telehandler products (or for any particular model) by [ ] or more [ ] its January 2006 price levels (on a net, net basis), JLG can [ ] on its telehandler products (or the comparable model, as applicable) by the same amount; (ii) [ ] on all of its telehandler products (or for any particular model) by [ ] or more [ ] its January 2006 price levels (on a net, net basis), JLG can [ ] on its telehandler products (or the comparable model, as applicable) by the same amount; or (iii) [ ] on all of its telehandler products (or for any particular model) by [ ] or more [ ] its January 2006 price levels (on a net, net basis), JLG can [ ] on its telehandler products (or the comparable model, as applicable) by the same amount.
North America Competitive Price
In connection with its obligations under Section 2.4 of this Agreement, JLG agrees that for the [ ] following the ROW Transition Date, JLG shall sell its North American line of Caterpillar Branded Telehandlers at the following prices: (a) for the [ ] lines, at the Caterpillar January 2005 list prices [ ]; and (b) for all other North American lines of Caterpillar Branded Telehandlers, at the JLG July 2005 list prices [ ], provided, however, that, from January 1, 2006 to November 1, 2006, if [ ] for a North American model of JLG brand telehandler, JLG can [ ] on the comparable North American model of Caterpillar Branded Telehandler to Caterpillar Dealers by [ ] total price [ ] of [ ].

EXHIBIT B
CATERPILLAR STANDARD WARRANTY
Effective with sales to the first user on or after January 1, 2005
CATERPILLAR WARRANTY
Earthmoving, Construction, Material Handling Machines, and Paving Product Machines For Selected Models Designated by Caterpillar With 12 Month/1500 Hour Warranty
(USA & Canada)
Caterpillar warrants the following products sold by it and operating within the geographic area serviced by authorized USA and Canadian dealers to be free from defects in material and workmanship.
(In other areas different warranties may apply. Copies of applicable warranties may be obtained by writing to Caterpillar Inc., 100 N.E. Adams St., Peoria, IL USA 61629.)
•	New earthmoving, construction, material handling machines, and paving product machines designated by Caterpillar as having a 12 month/1500 hour warranty. See your Caterpillar dealer for a complete listing of covered models.

•	New engines used as replacements in such Caterpillar product.

•	Attachments installed on such machines prior to delivery (unless covered by the Caterpillar Work Tool warranty statement or another manufacturer’s warranty).
An additional warranty against breakage is applicable to certain Caterpillar brand Ground Engaging Tools. Refer to the applicable warranty statement for coverage detail.
This warranty does not apply to Caterpillar brand batteries or Caterpillar Work Tools which are covered by other Caterpillar warranties.
This warranty is subject to the following:
Warranty Period
For new machines and attachments, the warranty period is 12 months or 1500 operating hours, whichever occurs first, starting from date of delivery to the first user.
For new replacement engines, the warranty period is 6 months, starting from date of delivery to the first user.
Caterpillar Responsibilities
If a defect in material or workmanship is found during the warranty period, Caterpillar will, during normal working hours and at a place of business of a Caterpillar dealer or other source approved by Caterpillar:
•	Provide (at Caterpillar’s choice) new, Remanufactured, or Caterpillar-approved repaired parts or assembled components needed to correct the defect.
Note: Items replaced under this warranty become the property of Caterpillar.
•	Replace lubricating oil, filters, antifreeze, and other service items made unusable by the defect.

•	Provide reasonable and customary labor needed to correct the defect, except in the case of a new replacement engine originally installed by other than a Caterpillar dealer or source approved by Caterpillar. In this case, labor is limited to repair only, and removal and installation is the user’s responsibility.
User Responsibilities
The user is responsible for:
•	Providing proof of the delivery date to the first user.

•	The costs associated with transporting the product.

•	Labor costs, except as stated under “Caterpillar Responsibilities”.

•	Local taxes, if applicable.

•	Parts shipping charges in excess of those which are usual and customary.

•	Costs to investigate complaints, unless the problem is caused by a defect in Caterpillar material or workmanship.

•	Giving timely notice of a warrantable failure and promptly making the product available for repair.

•	Performance of the required maintenance (including use of proper fuel, oil lubricants and coolant) and replacement of items due to normal wear and tear.

•	Allowing Caterpillar access to all electronically stored data.
Limitations
Caterpillar is not responsible for failures resulting from:
•	Any use or installation which Caterpillar judges improper.

•	Attachments, accessory items and parts not sold or approved by Caterpillar.

•	Abuse, neglect and/or improper repair.

•	User’s delay in making the product available after being notified of a potential product problem.

•	Unauthorized repair or adjustments, and unauthorized fuel setting changes.
NEITHER THE FOREGOING EXPRESS WARRANTY NOR ANY OTHER WARRANTY BY CATERPILLAR, EXPRESS OR IMPLIED, IS APPLICABLE TO ANY ITEM CATERPILLAR SELLS WHICH IS WARRANTED DIRECTLY TO THE USER BY ITS MANUFACTURER.
THIS WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT CATERPILLAR EMISSION-RELATED COMPONENTS WARRANTIES FOR NEW ENGINES, WHERE APPLICABLE. REMEDIES UNDER THIS WARRANTY ARE LIMITED TO THE PROVISION OF MATERIAL AND SERVICES, AS SPECIFIED HEREIN. CATERPILLAR IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.
As used in this warranty, the term “Caterpillar” means Caterpillar Inc., or one of its subsidiaries, except Caterpillar S.A.R.L., Caterpillar France S.A., Caterpillar (U.K.) Limited, or Caterpillar Belgium S.A., whichever last sold the product involved.

EXHIBIT C
CATERPILLAR MARKS

CAT	CATERPILLAR

SECONDARY MARKS
B Series telehandler models numbers: TH220B, TH330B, TH340B, TH350B, TH360B, TH460B, TH560B AND TH580B.
Caterpillar’s then current, and as may be modified from time to time, product trade dress, which presently consists of Caterpillar yellow color, black fields, red striping, and white sans serif font for product nomenclature, as depicted on the B Series telehandlers and Compact telehandlers on www.cat.com on the date of this Agreement.

EXHIBIT D
COMMON INTELLECTUAL PROPERTY

	Country	Case	Filing			Appln	Patent	Grant
Docket	Name	Type	Type	Status	ApplnNo	Date	Number	Date	Title

01-741	France	Reg — Regular	Nat — National	Filed	0351063	16/12/2003			METHOD FOR CONTROLLING A RAISE/EXTEND FUNCTION OF A WORK MACHINE\n

01-741	United States	Reg — Regular	Nat — National	Granted	10/323858	18/12/2002	6802687	12/10/2004	METHOD FOR CONTROLLING A RAISE/EXTEND FUNCTION OF A WORK MACHINE\n

04-524	Germany	Utl — Utility Model	Nat — National	Filed	202004017743.9	16/11/2004			RIDE CONTROL CIRCUIT FOR A WORK MACHINE

04-524	Great Britain	Reg — Regular	Nat — National	Filed	0422372.3	08/10/2004			RIDE CONTROL CIRCUIT FOR A WORK MACHINE

94-239	France	Reg — Regular	Epc — European Patent Case	Granted	93305075.9	29/06/1993	EP0577388	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Germany	Reg — Regular	Epc — European Patent Case	Granted	93305075.9	29/06/1993	69316465.4-08	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Nat — National	Granted	9522194.1	30/06/1992	2292930	02/10/1996	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Nat — National	Granted	9522195.8	30/06/1992	2292931	02/10/1996	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Nat — National	Granted	9522196.3	30/06/1992	2292932	02/10/1996	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Epc — European Patent Case	Granted	93305075.9	29/06/1993	EP0577388	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	United States	Reg — Regular	Nat — National	Granted	8/766202	12/12/1996	5727921	17/03/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994 (THIS IS A CONTINUA

	Country	Case	Filing			Appln	Patent	Grant
Docket	Name	Type	Type	Status	ApplnNo	Date	Number	Date	Title

94-239	United States	Reg — Regular	Nat — National	Granted	8/537070	29/09/1995	5618156	08/04/1997	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-240	France	Reg — Regular	P/E — PCT/EPC romApplication	Granted	93902401.4	18/01/1993	EP0620791	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Germany	Reg — Regular	P/E — PCT/EPC Application	Granted	93902401.4	18/01/1993	69310713.8-08	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Great Britain	Reg — Regular	P/E — PCT/EPC Application	Granted	93902401.4	18/01/1993	EP0620791	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	United States	Reg — Regular	Pct — Patent Cooperation Treat	Granted	8/256614	18/01/1993	5533584	09/07/1996	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

97-476	United States	Reg — Regular	Nat — National	Granted	9/204879	19/02/2001	6308795	30/10/2001	RADIATOR MOUNTING ARRANGEMENT FOR A WORK MACHINE\n

98-556	Germany	Reg — Regular	Nat — National	Filed	19951498.4	26/10/1999			QUICK COUPLER CONTROL SYSTEM “REGULAR APPLICATION FILED 1/12/99"\n

98-556	United States	Reg — Regular	Nat — National	Granted	9/249652	12/02/1999	6260357	17/07/2001	QUICK COUPLER CONTROL SYSTEM\n

98-723	United States	Dsn — Design	Nat — National	Granted	29/132233	06/11/2000	D444149	26/06/2001	JOY STICK\n

98-723	United States	Dsn — Design	Nat — National	Granted	29/105483	26/05/1999	D444468	03/07/2001	JOYSTICK\n

98-782	Germany	Reg — Regular	Nat — National	Filed	10012431.3	15/03/2000			APPARATUS AND METHOD FOR PROVIDING COORDINATED CONTROL OF A WORK IMPLEMENT\n

98-782	Japan	Reg — Regular	Nat — National	Filed	2000-093281	30/03/2000			APPARATUS AND METHOD FOR PROVIDING COORDINATED CONTROL OF A WORK IMPLEMENT\n

98-782	United States	Reg — Regular	Nat — National	Granted	9/282986	31/03/1999	6374153	16/04/2002	APPARATUS AND METHOD FOR PROVIDING COORDINATED CONTROL OF A WORK IMPLEMENT\n

98-784	France	Reg — Regular	Nat — National	Filed	00/13330	18/10/2000			METHOD AND SYSTEM FOR CONTROLLING FLUID FLOW IN AN ELECTROHYDRAULIC SYSTEM\nHAVING MULTIPLE HYDRAULI

	Country	Case	Filing			Appln	Patent	Grant
Docket	Name	Type	Type	Status	ApplnNo	Date	Number	Date	Title

98-784	Great Britain	Reg — Regular	Nat — National	Granted	0024353.5	05/10/2000	2356429	21/01/2004	METHOD AND SYSTEM FOR CONTROLLING FLUID FLOW IN AN ELECTROHYDRAULIC SYSTEM\nHAVING MULTIPLE HYDRAULI

98-784	United States	Reg — Regular	Nat — National	Granted	9/421185	19/10/1999	6282891	04/09/2001	METHOD AND SYSTEM FOR CONTROLLING FLUID FLOW IN AN ELECTROHYDRAULIC SYSTEM\nHAVING MULTIPLE HYDRAULI

99-137	France	Reg — Regular	Nat — National	Filed	00/15616	01/12/2000			A BOOM EXTENSION AND BOOM ANGLE CONTROL FOR A MACHINE\n

99-137	Great Britain	Reg — Regular	Nat — National	Granted	0029297.9	01/12/2000	2357750	19/11/2003	A BOOM EXTENSION AND BOOM ANGLE CONTROL FOR A MACHINE\n

99-137	United States	Reg — Regular	Nat — National	Granted	9/453243	02/12/1999	6434437	13/08/2002	A BOOM EXTENSION AND BOOM ANGLE CONTROL FOR A MACHINE\n

99-138	Great Britain	Reg — Regular	Nat — National	Granted	0028394.5	22/11/2000	2357749	13/08/2003	AN ANGULAR VELOCITY CONTROL AND ASSOCIATED METHOD FOR A BOOM OF A MACHINE\n

99-138	United States	Reg — Regular	Nat — National	Granted	9/459160	10/12/1999	6473679	29/10/2002	ANGULAR VELOCITY CONTROL AND ASSOCIATED METHOD FOR A BOOM OF A MACHINE\n

99-195	United States	Reg — Regular	Nat — National	Granted	9/535355	24/03/2000	6425729	30/07/2002	ARRANGEMENT FOR CONTROLLING A WORK MACHINE\n

86-220	France	Dsn — Design	Nat — National	Granted	885767	16/09/1988	267012	06/11/1989	TELESCOPIC MATERIAL HANDLING VEHICLE\n
The following patents/patent applications are inactive. However the inventions are non-exclusively related to the B Series Telehandlers, and information directly associated with these inventions may be provided.

	Country					Appln	Patent	Grant
Docket	Name	Case Type	Filing Type	Status	ApplnNo	Date	Number	Date	Title

00-630	United States	Def — Defensive Publication	Nat — National	Inactive	N/A	21/02/2001			ENGINE FRAME MOUNTING\n

00-710	EPC	Reg — Regular	Epc — European Patent Case	Inactive	02008485.1	15/04/2002			CENTER PIVOT STABILIZER APPARATUS\n

00-710	United States	Reg — Regular	Nat — National	Inactive	9/894552	28/06/2001			CENTER PIVOT STABILIZER APPARATUS\n

01-280	France	Reg — Regular	Nat — National	Inactive	0351062	16/12/2003			METHOD FOR CONTROLLING A RAISE/EXTEND FUNCTION OF A WORK MACHINE

01-280	United States	Reg — Regular	Nat — National	Inactive	10/323621	18/12/2002			METHOD FOR CONTROLLING A RAISE/EXTEND FUNCTION OF A WORK MACHINE

01-704	United States	Def — Defensive Publication	Nat — National	Inactive	N/A	30/05/2002			INTERNAL BOOM WEAR PAD WEAR INDICATOR\n*FILE 01-705 WAS DEFERRED AND COMBINED WITH THIS FILE\n

94-239	EPC	Reg — Regular	Epc — European Patent Case	Inactive	93305075.9	29/06/1993	EP0577388	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Nat — National	Inactive	9522193.3	30/10/1995			MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Great Britain	Reg — Regular	Nat — National	Inactive	9213894.0	30/06/1992	2268155	02/10/1996	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Italy	Reg — Regular	Epc — European Patent Case	Inactive	93305075.9	29/06/1993	EP0577388	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Spain	Reg — Regular	Epc — European Patent Case	Inactive	93305075.9	29/06/1993	2111131	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-239	Sweden	Reg — Regular	Epc — European Patent Case	Inactive	93305075.9	29/06/1993	EP0577388	21/01/1998	MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

	Country					Appln	Patent	Grant
Docket	Name	Case Type	Filing Type	Status	ApplnNo	Date	Number	Date	Title

94-239	United States	Reg — Regular	Nat — National	Inactive	8/085012	29/06/1993			MATERIAL HANDLING MACHINE CAT PURCHASED FROM D.J.\nINDUSTRIES LTD., GBRI IN 1994\n

94-240	Belgium	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993	EPO620791	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Denmark	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993			VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	EPC	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993	EP0620791	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Great Britain	Reg — Regular	Nat — National	Inactive	9200966.1	17/01/1992	2263451	17/05/1995	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Ireland	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993	E73945	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Italy	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993			VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Netherland	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993			VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	PCT	Reg — Regular	Pct — Patent Cooperation Treat	Inactive	93/00101	18/01/1993			VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

94-240	Sweden	Reg — Regular	P/E — PCT/EPC Application	Inactive	93902401.4	18/01/1993	EP0620791	14/05/1997	VEHICLE WITH FRONT AND REAR STEERING CAT PURCHASED\nFROM D.J. INDUSTRIES LTD, GBRI IN 1994\n

97-783	United States	Def — Defensive Publication	Nat — National	Inactive	N/A	09/12/1999			TELESCOPIC MATERIAL HANDLER POWERTRAIN ARRANGEMENT\n

99-138	France	Reg — Regular	Nat — National	Inactive	00/16036	08/12/2000			ANGULAR VELOCITY CONTROL AND ASSOCIATED METHOD FOR A BOOM OF A MACHINE\n

	Country					Appln	Patent	Grant
Docket	Name	Case Type	Filing Type	Status	ApplnNo	Date	Number	Date	Title

99-195	Great Britain	Reg — Regular	Nat — National	Inactive	0106085.4	13/03/2001			ARRANGEMENT FOR CONTROLLING A WORK MACHINE\n
In addition to the intellectual property listed above, the Common Intellectual Property includes know-how, trade secrets, drawings, written documentation, and written manufacturing processes that are non-exclusive to the B Series Telehandlers or Compact Telehandlers but necessary to manufacture the B Series Telehandlers or Compact Telehandlers, but excluding any and all intellectual property, including inventions (whether patentable or not), patents, patent applications, know-how, trade secrets, and copyrights (i) owned by, licensed by, or otherwise comprising proprietary information of a third party, (ii) pertaining to parts or components sold or to be sold to JLG by Caterpillar under the Component Supply Agreement, (iii) accessories to the B Series Telehandlers or Compact Telehandlers, or (iv) any software design, development, or analysis tools unless expressly identified in this Agreement.
“Restricted Common Intellectual Property” means all Common Intellectual Property related to hydraulics, electronics or a cab.

EXHIBIT E
LISTED MANUFACTURERS
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
[   ]
Additional Listed Manufacturers
At Caterpillar’s election, a manufacturer may be added to the above list on this Exhibit E or the list on Exhibit F if such manufacturer produces products which compete directly with Caterpillar products and such manufacturer has (i) total, worldwide sales in excess of $5,000,000,000 (which number shall be adjusted for inflation beginning in 2010 using the Producers Price Index published by the United States Bureau of Labor Statistics (or a successor index)), or (ii) a market share of 20% or more in any single product market (including for the avoidance of doubt the telehandler product market) in which it is competing with Caterpillar in any of the North American, South American, European (including Africa and the Middle East), or Asian-Pacific markets (such manufacturer an “Additional Listed Manufacturer”).

EXHIBIT F
LISTED COMPETITORS
Listed Competitors:
Volvo
Komatsu
Terex
CNH
Deere
Ingersoll Rand
JCB
Cummins
Termination fee:

25th to 36th month following the EAME Transition Date	$20,000,000
37th to 48th month following the EAME Transition Date	$10,000,000
49th to 60th month following the EAME Transition Date	$5,000,000
60th month and after following the EAME Transition Date	$0

EXHIBIT G
JLG’S STANDARD WARRANTY
JLG Industries, Inc. (“JLG”) warrants its new products made by it to be free from defects in material or workmanship for twelve (12) months from the date of initial sale, lease, rental or other disposition of such products.
JLG warrants its Models 450A and 450AJ Aerial Work Platform Boom Lifts to be free from defects in material or workmanship for twenty-four (24) months from the date of initial sale, lease, rental or other disposition of such products.
In addition, JLG further warrants the structural elements of each of the new products made by it, as defined in its then current warranty policies and procedures, to be free from defects in material or workmanship for five (5) years from the date of initial sale, lease, rental or other disposition of such product.
JLG further warrants the powertrain of each of the new telescopic handlers made by it, as defined in its then current warranty policies and procedures, to be free from defects in material and workmanship for twenty-four (24) months.
JLG agrees only to repair or replace at its own expense, F.O.B. the place or places of manufacture, any part or parts of the product found to be defective in material or workmanship, provided JLG is notified of such defect or defects within the applicable warranty period and given a reasonable time to correct the defect. In no case shall any warranty extend to defects in materials, components, or services furnished by third parties. Defects caused by chemical action or the presence of abrasive materials and defects arising following the operation beyond rated capacity or the improper use or application of any products shall not be considered defects within the scope of this warranty. If any repairs or alterations are made or any parts are replaced during the applicable warranty periods by anyone other than JLG or an entity authorized by JLG in accordance with authorized JLG service manuals or with parts, accessories, or attachments other than authorized by JLG for use in its products, customer shall pay for such repairs or parts without recourse against JLG, and JLG shall be relieved of responsibility for fulfillment of this warranty with respect to such repairs, alterations, or replacements so made. JLG’s obligations under this warranty shall at all times be subject to its then current warranty policies and procedures. The above mentioned warranty shall not apply to replacement or service parts made and sold by JLG. Routine maintenance, routine maintenance items and minor adjustments are excluded from this warranty. Certain components such as engines, tires, and batteries, which may be a part of the product are not manufactured or warranted by JLG. Any applicable warranty for such components is provided through the original manufacturer of the component or its distributor organization.
Under no circumstances shall JLG be liable for any consequential or special damages which any person or entity may incur or claim to incur as a result of any defect in the product or in any correction or alteration thereof made or furnished by JLG or others. “Consequential” or “special damage” includes, but is not limited to costs of transportation, lost sales, lost orders, lost profits, lost income, increased over head, labor and material costs, and cost of manufacturing variances and operational inefficiencies. JLG’s maximum liability under this warranty shall be the purchase price paid to JLG with respect to the product to which such warranty is claimed.
This warranty constitutes JLG’s entire and exclusive warranty as to the product and is the sole and exclusive remedy for product defects in material and workmanship. JLG does not assume (and has not authorized any other person to assume on its behalf) any other warranty or liability in connection with any product covered by this warranty. JLG EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND WHATSOEVER AS TO THE PRODUCT FURNISHED HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY EXPRESS WARRANTIES, EXCEPT FOR THE EXCLUSIVE WARRANTY PROVIDED HEREIN, OR IMPLIED WARRANTIES AS TO MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.
This warranty shall be void, if, upon the occurrence of any incident involving any product made by JLG and resulting in any personal injury or property damage, customer shall fail to notify JLG within 48 hours of such occurrence or permit JLG and its representatives to have immediate access to such product and all records of or within the control of customer relating to the product and occurrence.

EXHIBIT H
B SERIES DESIGN CHANGES

	Title	Type	Tarqet Batch
1	TH-COMM Dead Engine Lower improvement (production)	CPI	06-03-TH
2	TH-B SPN IGUS chain breaking	CPI	06-32-TH
3	Frame level Interlock- TH360 to TH460 + LSI CUTOUT	CPI	06-03-TH
4	TH-B SPN 220/330 boom wear pad retention method	CPI	05-51-TH
5	TH-B SPN Tele Cylinders Leaking	CPI	05-43-TH
6	TH-B SPN Sound suppression for engine bay, coming unstuck	CPI	06-11-TH
7	TH-B SPN CAB HEATER VALVE AS OUT OF ADJUSTMENT & LEAKS	CPI	05-43-TH
8	TH-B SPN FORK TILT CYLINDER	CPI	N/A
9	TH-B SPN Shim Material too Soft	CPI	05-51-TH
10	TH-B SPN Alternative Bolts For Shimming	CPI	05-47-TH
11	TH-B SPN B-Series Parking Brake Installation	CPI	06-27-TH
12	TH-B SPN Linkage Bearings	CPI	06-27-TH
13	TH-B SPN Extension and Retraction Pulleys and Bearings	CPI	06-27-TH
14	TH-B SPN WEAR STRIP INSERTS	CPI	05-51-TH
15	TH-B TH220B ‘Plus’ — increased capacity CPI issue	CPI	06-32-TH
16	TH-B SPN LSI sensor lead wearing and being trapped	CPI	05-43-TH
17	TH-B SPN Dash Cluster letting in water	CPI	N/A
18	TH-B SPN Torque Convertor failures	CPI	N/A

EXHIBIT I
CATERPILLAR JANUARY 2005 PRICES

Summary of Telehandler Dealer Net Net
Europe

Model	M A Description	[ ]	[ ]	[ ]
TH220 EAME MA3	Construction	[ ]	[ ]	[ ]
TH220 EAME MA5	Premium	[ ]	[ ]	[ ]
TH330 EAME MA3	Construction	[ ]	[ ]	[ ]
TH330 EAME MA5	Premium	[ ]	[ ]	[ ]
TH340 EAME	Hewdon	[ ]	[ ]	[ ]
TH350 EAME MA3	Construction	[ ]	[ ]	[ ]
TH360 EAME MA3	Construction	[ ]	[ ]	[ ]
TH460 EAME MA3	Construction	[ ]	[ ]	[ ]
TH560 EAME MA4	ConstructionPlus	[ ]	[ ]	[ ]
TH580 EAME MA3	Construction	[ ]	[ ]	[ ]

48